This filing is made pursuant to Rule 424(b)(5)
under the Securities Act of 1933
in connection with Registration No. 333-136681

CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of
Title of Each Class of Securities to be Registered	Offering Price	Registration Fee

Medium Term Notes	$1,000,000,000	$39,300 (1)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933. The registration fee was paid on April 23, 2008.
Prospectus Supplement
To Prospectus dated August 16, 2006

$1,000,000,000

ILFC Notes, Series II
With Maturities of 9 Months or More from Date of Issue

We, International Lease Finance Corporation, plan to offer and sell notes with various terms, which may include the following:

•	maturity of 9 months or more from the date of issue;

•	interest at either a fixed rate or a floating rate;

•	interest payment dates at monthly, quarterly, semi-annual or annual intervals;

•	book-entry form through The Depository Trust Company;

•	minimum denominations of $1,000, increased in multiples of $1,000; and

•	redemption and/or repayment provisions, if applicable, whether mandatory or at our option or the option of the holder.

We will specify the final terms for each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

You must pay for the notes by delivering the purchase price to an agent.

Investing in the notes involves certain risks. See “Certain Risk Factors Relating to the Notes” on page S-5.

We may sell notes to the agents as principal for resale at varying or fixed offering prices or through the agents as agent on our behalf. If we sell all of the notes, we expect to receive proceeds from such sales of between $968,500,000 and $998,000,000, after paying the agents’ discounts and commissions of between $31,500,000 and $2,000,000. However, the agents’ discounts and commissions may exceed these amounts with respect to sales of notes with stated maturities in excess of 30 years.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Incapital LLC
Banc of America Securities LLC
Citigroup
Merrill Lynch & Co.
Morgan Stanley
UBS Investment Bank
Wachovia Securities

April 28, 2008

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement. We are offering to sell the notes, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of their respective dates, regardless of the time of their delivery or any sale of the notes.

Unless we have indicated otherwise, references in this prospectus supplement and the accompanying prospectus to “ILFC,” the “Company,” “we,” “us” and “our” refer to International Lease Finance Corporation and its subsidiaries.

SUMMARY

You should read the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement.

Issuer	International Lease Finance Corporation

Purchasing Agent	Incapital LLC

Title	ILFC Notes, Series II

Amount	Up to $1,000,000,000 aggregate initial public offering price.

Denomination	The authorized denominations of the notes will be $1,000 and any amount in excess thereof that is an integral multiple of $1,000.

Status	The notes are unsecured and unsubordinated obligations and will rate equally and ratably with all of our other unsecured and unsubordinated indebtedness outstanding from time to time.

Maturities	Due from nine months or more from the date of issue, as specified in the applicable pricing supplement.

Interest	• Each note will bear interest from the issue date at a fixed rate, which may be zero, in the case of a zero-coupon note, or at a floating rate.

• Floating rate interest may be based on one or more of the following rates:

• CD Rate

• CMT Rate

• Commercial Paper Rate

• Eleventh District Cost of Funds Rate

• Federal Funds Rate

• LIBOR

• Prime Rate

• Treasury Rate

• Any other rate specified in the applicable pricing supplement

• Interest on each note, other than a zero-coupon note, will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and on the maturity date.

• Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

• Unless otherwise specified in the applicable pricing supplement, interest on floating rate notes will be computed on the basis of either a 360-day year or the actual number of days in the current year.

Principal	The principal amount of the notes will be payable on the maturity date of such notes at the corporate trust office of the trustee.

Redemption and Repayment	Unless otherwise provided in the applicable pricing supplement:

• the notes will not be redeemable prior to the maturity date at our option or repayable prior to the maturity date at the option of the holder; and

• the notes will not be subject to any sinking fund.

The pricing supplement relating to any note will indicate whether the holder of such note will have the right to require us to repay a note prior to its maturity date upon the death of the owner of such note.

Form of Notes and Clearance	The notes will be represented by global notes deposited with or on behalf of the depositary, The Depository Trust Company, and registered in the name of the depositary’s nominee. Global notes will be exchangeable for definitive notes only in limited circumstances. See “Description of Notes — Book-Entry System.”

Trustee	Deutsche Bank Trust Company Americas, 60 Wall Street, 27th Floor, New York, New York 10005, under an indenture dated as of August 1, 2006, as amended from time to time.

Calculation Agent	Deutsche Bank Trust Company Americas

Agents	Incapital LLC, Banc of America Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wachovia Capital Markets, LLC, as our agents in connection with the offering of the notes.

Selling Group Members	Broker-dealers and/or securities firms that have executed dealer agreements with the purchasing agent and have agreed to market and sell the notes in accordance with the terms of these agreements along with all other applicable laws and regulations. You may call 1-877-289-6689 for a list of selling group members or access the list on the Internet at www.internotes.com. The information on such website is not, and should not be considered, incorporated by reference herein.

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

This prospectus supplement sets forth certain terms of the ILFC Notes, Series II (the “notes”) that we may offer and supplements the prospectus that is attached to the back of this prospectus supplement. This prospectus supplement supersedes the prospectus to the extent it contains information that is different from the information in the prospectus.

Each time we offer notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement or the prospectus to the extent it contains information that is different from the information contained in this prospectus supplement or the prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in “Where You Can Find More Information” in the prospectus.

CERTAIN RISK FACTORS RELATING TO THE NOTES

Your investment in the notes will involve certain risks. You should consider carefully the following risks, in addition to the risk factors included in the documents incorporated by reference herein, before you decide that an investment in the notes is suitable for you. You should consult your own financial and legal advisors regarding the risks and suitability of an investment in the notes.

We may choose to redeem notes when prevailing interest rates are relatively low.

If your notes are redeemable, we may chose to redeem your notes from time to time. In the event that prevailing interest rates are relatively low when we elect to redeem your notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed.

We cannot assure you that a trading market for your notes will ever develop or be maintained.

We cannot assure you that a trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market and market value of your notes. These factors include:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the redemption features of the notes; and

•	the level, direction and volatility of market interest rates generally.

There may be a limited number of buyers if and when you decide to sell your notes. This may adversely affect the price you receive for your notes or your ability to sell your notes at all.

A change to our credit ratings may reduce the market value of your notes and impair our ability to make timely payments on your notes.

Our credit ratings are an assessment by independent rating agencies of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your notes. Moreover, a significant downgrade by rating agencies could require us to offer higher rates of interest on financial products we offer in the future, including future tranches of notes. In turn, this could reduce our ability to make timely payments on your notes.

Because the notes issued pursuant to this prospectus supplement may bear interest at a floating rate, you may receive a lower amount of interest in the future.

Because the interest rate on floating rate notes will be indexed to an external interest rate or index that may vary from time to time, a floating rate entails significant risks not associated with a conventional fixed rate debt security. These risks include fluctuation of the applicable interest rate and the possibility that, in the future, you will receive a lower amount of interest. We have no control over matters that may affect interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results.

If the interest rate on your floating rate note is subject to a maximum interest rate, your return will be limited.

With respect to floating rate notes, if the applicable pricing supplement specifies that your floating rate notes are subject to a Maximum Interest Rate (as defined below), the rate of interest that will accrue on the floating rate notes during any Interest Reset Period (as defined below) will never exceed the specified Maximum Interest Rate. Conversely, although the applicable rate of interest on floating rate notes will always be greater than zero, unless a Minimum Interest Rate (as defined below) is specified in the applicable pricing supplement, there is no assurance that the interest rate you receive in the future will not decrease.

DESCRIPTION OF THE NOTES

The notes we are offering by this prospectus supplement constitute a series of debt securities for purposes of the indenture dated as of August 1, 2006, as amended from time to time (the “Indenture”). The notes will be on a parity in all respects with all debt securities issued under the Indenture. For a description of the Indenture and the rights of the holders of securities under the Indenture, including the notes, see “Description of Debt Securities” in the accompanying prospectus attached to this prospectus supplement.

The following description of the particular terms of the notes we are offering supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of debt securities described in the accompanying prospectus, and we refer you to that description. The terms and conditions described in this section will apply to each note unless we otherwise specify in the applicable pricing supplement. Any capitalized term we use and do not define has the meaning given to it in the accompanying prospectus, the notes or the Indenture, as the case may be.

General Features of the Notes

The notes will be our unsecured and unsubordinated obligations and will be issued only in the form of one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary, except as specified in “— Book-Entry System” below. As used in this prospectus supplement, the term “holder” means those who own notes registered in their own names and not those who own beneficial interests in notes issued in “book- entry” form through the depositary. For more information on certificated and global notes, see “— Book-Entry System” below.

We may offer from time to time up to $1,000,000,000 aggregate principal amount of the notes, including in such amount the offering price of any such notes sold at a discount. However, we may increase this limit if, in the future, we determine that we wish to sell additional notes.

The notes will be offered on a continuous basis and will mature nine months or more from the date of issue, as selected by you and agreed to by us.

The notes may be issued as original issue discount notes. An original issue discount note is a note, including any zero-coupon note, which is issued at more than a de minimis discount from its principal amount. Upon redemption, repayment or acceleration of the maturity of an original issue discount note, normally an amount less than its principal amount will be payable. For additional information regarding payments upon acceleration of the maturity of an original issue discount note and regarding the U.S. federal tax considerations of original issue discount notes, see “— Payment of Principal and Interest” and “Certain U.S. Federal Income Tax Considerations — U.S. Holders — Original Issue Discount.”

We may, from time to time, reopen an issue of notes and issue additional notes with the same terms (except the issue price and issue date but including maturity and interest payment terms) as notes issued on an earlier date. After such additional notes are issued they will be fungible with the previously issued notes to the extent specified in the applicable pricing supplement.

The notes may be registered for transfer or exchange at the principal office of the Corporate Trust Office of Deutsche Bank Trust Company Americas (the “trustee”) in The City of New York. The transfer or exchange of global notes will be effected as specified in “— Book-Entry System” below.

The following terms used in this prospectus supplement have the following meanings:

“Business Day” means, with respect to any note, any day, other than a Saturday or Sunday, that is not a day on which banking institutions in The City of New York (and, with respect to LIBOR Notes, the City of London) are authorized or obligated by law to close.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Payment of Principal and Interest

Payments of principal and interest, if any, at maturity will be made in immediately available funds, provided that the note is presented to the trustee in time for the trustee to make the payments in such funds in accordance with its normal procedures. Payments of interest, other than interest payable at maturity, with respect to global notes will be paid in immediately available funds to the depositary or its nominee. The depositary will allocate payments relating to a global note and make payments to the owners or holders of the global notes in accordance with its existing operating procedures. Neither we nor the trustee shall have any responsibility or liability for these payments by the depositary. So long as the depositary or its nominee is the registered owner of any global note, the depositary or its nominee will be considered the sole owner or holder of such note for all purposes under the Indenture.

Payments of interest, if any, with respect to any certificated note, other than amounts payable at maturity will be paid by check mailed to the address of the person entitled to the payments as it appears in the security register.

Unless we otherwise specify in the applicable pricing supplement, if we redeem any original issue discount note as described below under “— Redemption and Repurchase,” or we repay any such note at the option of the holder as described below under “— Repayment Upon Death,” or if the principal of any such note is declared to be due and payable immediately as described in the accompanying prospectus under “Description of Debt Securities — Events of Default,” the amount of principal due and payable with respect to such original issue discount note shall be limited to the excess of (i) the issue price, plus the aggregate portions of the original issue discount accrued on such note from the date of issue to the date of redemption, repayment or declaration, as applicable; over (ii) any amount of the stated redemption price at maturity of such note paid from the date of issuance up to the date of redemption, repayment of declaration, as applicable. Such accrual shall be calculated using the “interest method,” computed in accordance with generally accepted accounting principles in effect on the date of redemption, repayment or declaration, as applicable.

Each note, other than a zero-coupon note, will bear interest from and including the date of issue. Notes issued upon registration of transfer or exchange will bear interest from and including the most recent interest payment date to which interest on such note has been paid or duly provided for. Such interest will be payable until the principal of such note is paid or made available for payment at either (a) the fixed rate per annum stated in such note and in the applicable pricing supplement or (b) at rates determined by reference to the interest rate formula specified in such note and the applicable pricing supplement. Interest will be payable on each interest payment date and at maturity. Interest will be payable to the person in whose name a note is registered at the close of business on the regular record date next preceding each interest payment date; provided, however, that interest payable at maturity or upon redemption, repayment or declaration will be payable to the person to whom principal shall be payable. The first payment of interest on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner of such note on such next succeeding regular record date. If the interest payment date or the maturity date for any fixed rate note falls on a day that is not a Business Day, the payment of principal, premium and interest, if any, may be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such interest payment date or maturity date, as the case may be. If an interest payment date for a floating rate note (other than the maturity date) would be a day that is not a Business Day, the interest payment date will be postponed to the next day that is a Business Day. However, for floating rate notes which are LIBOR Notes, if the next Business Day would fall in the next succeeding calendar month, the interest payment date will be the immediately preceding Business Day. For floating rate notes with a maturity date that is not a Business Day, interest, principal and premium, if any, will be paid on the next succeeding Business Day, and no interest on that payment will accrue for the period from and after the maturity date to the date of that payment on the next succeeding Business Day.

Unless we otherwise specify in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest on floating rate notes will be computed as described below.

The interest payment dates for a fixed rate note, other than a zero-coupon note, shall be as follows:

Interest Payments	Interest Payment Dates

Monthly	Fifteenth day of each calendar month, commencing in the first succeeding calendar month following the month in which the note is issued.
Quarterly	Fifteenth day of every third month, commencing in the third succeeding calendar month following the month in which the note is issued.
Semi-annual	Fifteenth day of every sixth month, commencing in the sixth succeeding calendar month following the month in which the note is issued.
Annual	Fifteenth day of every twelfth month, commencing in the twelfth succeeding calendar month following the month in which the note is issued.

The interest payment dates for a floating rate note shall be as follows:

Interest Reset Period	Interest Payment Dates

Daily, Weekly or Monthly	Third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement.
Quarterly	Third Wednesday of March, June, September and December of each year.
Semi-annual	Third Wednesday of the two months of each year specified in the applicable pricing supplement.
Annual	Third Wednesday of the month specified in the applicable pricing supplement.

The regular record date with respect to any interest payment date shall be the date 15 calendar days prior to such interest payment date, whether or not such date shall be a Business Day.

Interest rates we offer on the notes may differ depending upon, among other things, prevailing market conditions at the time of issuance as well as the aggregate principal amount of notes purchased in any single transaction. Interest rates and other variable terms of the notes are subject to change by us from time to time, but no such change will affect any note already issued or as to which an offer to purchase has been accepted by us.

Floating Rate Notes

Each note bearing interest at a floating rate will bear interest at a rate determined by reference to an interest rate basis or formula, which may be adjusted by a Spread or Spread Multiplier (each as defined below).

The pricing supplement will designate one or more of the following interest rate bases as the basis applicable to each floating rate note sold thereunder:

•	CD Rate

•	CMT Rate

•	Commercial Paper Rate

•	Eleventh District Cost of Funds Rate

•	Federal Funds Rate

•	LIBOR

•	Prime Rate

•	Treasury Rate

•	any other interest rate basis set forth in the applicable pricing supplement.

Floating rate notes will be issued with the general terms described below unless the applicable pricing supplement states otherwise. The applicable pricing supplement will specify whether the floating rate note being delivered will be a “Regular Floating Rate Note,” a “Floating Rate/Fixed Rate Note” or an “Inverse Floating Rate Note.” The applicable pricing supplement will also provide the additional specific terms with respect to floating rate notes. The specific terms, defined or described in full below, include the following:

•	Fixed Rate Commencement Date

•	Fixed Interest Rate

•	Interest rate basis or bases

•	Initial Interest Rate

•	Interest Reset Period

•	Interest Reset Dates

•	Record Dates

•	Interest Payment Period

•	Interest Payment Dates

•	Index Maturity

•	Maximum Interest Rate, if any

•	Minimum Interest Rate, if any

•	Spread

•	Spread Multiplier, if any

•	Designated LIBOR Page, if the interest rate basis is LIBOR

Unless otherwise specified in the applicable pricing supplement, the interest rate on each floating rate note will be calculated by reference to the specified interest rate basis or bases (1) plus or minus the Spread, if any, or (2) multiplied by the Spread Multiplier, if any. The “Spread” is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the interest rate basis or bases for the floating rate note, and the “Spread Multiplier” is the percentage specified in the applicable pricing supplement to be applied to the interest rate basis or bases for the floating rate note.

As specified in the applicable pricing supplement, a floating rate note may also have either or both of the following: (1) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period (“Maximum Interest Rate”); and (2) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period (“Minimum Interest Rate”). Regardless, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by any applicable law.

Floating rate notes will bear interest as follows:

(1) Unless the floating rate note is designated as a “Floating Rate/Fixed Rate Note,” an “Inverse Floating Rate Note” or as having an addendum attached, the floating rate note will be designated as a “Regular Floating Rate Note” and, except as described below or in the applicable pricing supplement, bear interest at the rate determined by reference to the applicable interest rate basis or bases (a) plus or minus any applicable Spread, or (b) multiplied by any applicable Spread Multiplier. Commencing on the first Interest Reset Date (as defined below), the rate at which interest on the Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the initial interest rate.

(2) floating rate notes designated as a “Floating Rate/Fixed Rate Note” will bear interest at a rate determined by the applicable interest rate basis or bases, (a) plus or minus the applicable Spread, and (b) multiplied by any applicable Spread Multiplier, unless stated otherwise below or in the applicable pricing supplement. The rate at which interest on a Floating Rate/Fixed Rate Note will be paid will be reset each Interest Reset Date, beginning with the first Interest Reset Date. However, the interest rate for the period from the date of issue to the first Interest Reset Date will be the initial interest rate and the interest rate commencing on the fixed rate commencement date to the maturity date will be the fixed interest rate specified in the applicable pricing supplement. If there is no fixed interest rate specified in the applicable pricing supplement, the interest rate will be that rate in effect preceding the fixed rate commencement date.

(3) Floating rate notes designated as “Inverse Floating Rate Notes” will bear interest equal to the fixed interest rate specified in the applicable pricing supplement minus the rate determined by reference to the applicable interest rate basis or bases (a) plus or minus any applicable Spread and (b) multiplied by any applicable Spread Multiplier, unless stated otherwise in the applicable pricing supplement. However, unless otherwise specified in the applicable pricing supplement, the interest rate during any Interest Reset Period will not be less than zero. Commencing on the first Interest Reset Date, the rate at which interest on the Inverse Floating Rate Note is payable will be reset as of each Interest Reset Date, however, the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the initial interest rate.

Any floating rate note designated as having an addendum attached to it, which will be specified on the face of the note, will bear interest in accordance with the terms described in the addendum and the applicable pricing supplement, rather than as stated above.

The interest rate with respect to each interest rate basis will be determined as provided below, unless the applicable pricing supplement states otherwise. The interest rate in effect on each day will be (1) for Interest Reset Dates, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding the Interest Reset Date or (2) if the day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

The applicable pricing supplement will specify whether the rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually or annually or other specified period (the period being the “Interest Reset Period” for the note, and the first day of each Interest Reset Period being an “Interest Reset Date”).

Unless otherwise specified in the pricing supplement, the Interest Reset Date will be:

•	in the case of floating rate notes that reset daily, each Business Day;

•	in the case of floating rate notes that reset weekly (other than floating rate notes using the Treasury Rate as an interest rate basis which reset Tuesday of each week), the Wednesday of each week;

•	in the case of floating rate notes that reset monthly, the third Wednesday of each month (except for floating rate notes using the Eleventh District Cost of Funds Rate as an interest rate basis which reset the first day of each month);

•	in the case of floating rate notes that reset quarterly, the third Wednesday of March, June, September and December;

•	in the case of floating rate notes that reset semi-annually, the third Wednesday of two months of each year, as specified in the applicable pricing supplement; and

•	in the case of floating rate notes that reset annually, the third Wednesday of one month of each year, as specified in the applicable pricing supplement.

For Floating Rate/Fixed Rate Notes, the fixed rate of interest for the period from the fixed rate commencement date to the maturity date will be the fixed interest rate. If no fixed interest rate is specified, the interest rate in effect on the day immediately preceding the fixed rate commencement date will be used, as specified in the applicable pricing supplement. If any Interest Reset Date for any floating rate note would otherwise be a day that is not a Business Day, the Interest Reset Date will be postponed to the next succeeding Business Day, except that if LIBOR is used as the applicable interest rate basis and the next Business Day would fall in the next succeeding calendar month, the Interest Reset Date will be the immediately preceding Business Day.

The interest rate for the floating rate notes applicable to each Interest Reset Period, beginning with the Interest Reset Date for the Interest Reset Period, will be the rate determined as of the applicable Interest Determination Date on or prior to the Calculation Date (as defined below).

The “Interest Determination Date” with respect to CD Rate Notes and CMT Rate Notes will be the second Business Day immediately preceding the applicable Interest Reset Date. The “Interest Determination Date” with respect to Commercial Paper Rate Notes, Federal Funds Rate Notes and Prime Rate Notes will be the Business Day immediately preceding the applicable Interest Reset Date. The “Interest Determination Date” with respect to Eleventh District Cost of Funds Rate Notes will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the Index (as defined below). The “Interest Determination Date” with respect to LIBOR Notes will be the second London Business Day immediately preceding the applicable Interest Reset Date. With respect to Treasury Rate Notes, the “Interest Determination Date” will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday), provided, however, if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be the preceding Friday. The “Interest Determination Date” for a floating rate note with an interest rate determined by reference to two or more Interest Rate bases will be the second Business Day prior to the Interest Reset Date on which each applicable interest rate basis is determinable. Each interest rate basis will accordingly be determined on that date, and the determined interest rate will be effective on the applicable Interest Reset Date.

The interest rate for an Interest Reset Date will be the rate as reset on the date. The interest rate applicable to any other day is the interest rate for the immediately preceding Interest Reset Date (or, if none, the initial interest rate).

With respect to a floating rate note, accrued interest is calculated by multiplying the principal amount of the note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable pricing supplement, the interest factor for each day will be computed by dividing the interest rate applicable to that day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Eleventh District Cost of Funds Rate Notes, Federal Funds Rate Notes, LIBOR Notes or Prime Rate Notes, or by the actual number of days in the year in the case of CMT Rate Notes or Treasury Rate Notes. The interest factor for notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated as described in the applicable pricing supplement. All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upwards (e.g. 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)). All dollar amounts used or resulting from calculations on floating rate notes will be rounded to the nearest cent.

Deutsche Bank Trust Company Americas will initially act as calculation agent. The Calculation Agent will disclose the interest rate then in effect for a floating rate note if a holder requests and, if available, the interest rate that will become effective on the next succeeding Interest Reset Date with respect to that floating rate note. The “Calculation Date” for any Interest Determination Date, if applicable, will be the earlier of (1) the tenth calendar day after the Interest Determination Date, or, if the day is not a Business Day, the next succeeding Business Day or (2) the Business Day immediately preceding the applicable interest payment date or stated maturity, as the case may be.

CD Rate Notes

CD Rate Notes will bear interest at the rates specified in the notes and in the applicable pricing supplement. Interest on the notes will be calculated with reference to the CD Rate and any Spread or Spread Multiplier, and subject to any Minimum Interest Rate and any Maximum Interest Rate. The CD Rate will be determined as set forth below unless the applicable pricing supplement provides otherwise.

“CD Rate” means the rate on the date for negotiable certificates of deposit having the Index Maturity (as defined below) specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in “H.15(519)” (as defined below) under the heading “CDs (Secondary Market).”

The Interest Determination Date relating to a CD Rate Note or any floating rate note for which the interest rate is determined with reference to the CD Rate is referred to herein as a “CD Rate Interest Determination Date.”

The following procedures will be followed if the CD Rate cannot be determined as described above:

•	If the rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the CD Rate Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update (as defined below) or the other recognized electronic source used for the purpose of displaying the rate under the caption “CDs (secondary market)” will apply.

•	If the rate is not yet published in either H.15(519), H.15 Daily Update or other recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, the CD Rate for the CD Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time on the related Calculation Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include one or more of the agents or their affiliates). The secondary market offered rates will be selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity designated in the applicable pricing supplement and be in an amount that is representative for a single transaction in that market at that time.

•	If the dealers so selected by the Calculation Agent are not quoting as set forth above, the CD Rate for the CD Rate Interest Determination Date will be that CD Rate in effect on the CD Rate Interest Determination Date.

“Index Maturity” means the period to maturity of the instrument or obligation with respect to which the related interest rate basis or bases will be calculated.

“H.15(519)” means the designated weekly statistical release, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/ h15/update, or any successor site or publication.

     CMT Rate Notes

CMT Rate Notes will bear interest at the rates specified in the notes and in the applicable pricing supplement. Interest on the notes will be calculated with reference to the CMT Rate and any Spread or Spread Multiplier, and subject to any Minimum Interest Rate and any Maximum Interest Rate. The CMT Rate will be determined as set forth below unless the applicable pricing supplement provides otherwise.

The Interest Determination Date relating to a CMT Rate Note or any floating rate note for which the interest rate is determined with reference to the CMT Rate will be referred to herein as the “CMT Rate Interest Determination Date.”

“CMT Rate” means:

(1) if CMT Reuters page FRBCMT is specified in the applicable pricing supplement:

(a) the percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “Treasury Constant Maturities”, as the yield is displayed on Reuters (or any successor service) on page FRBCMT (or any other page as may replace the specified page on that service) (“Reuters page FRBCMT”), for the CMT Rate Interest Determination Date, or

(b) if the rate referred to in clause (a) does not so appear on Reuters page FRBCMT, the percentage equal to the yield for United States Treasury securities at “constant maturity” having the particular Index Maturity and for the CMT Rate Interest Determination Date as published in H.15(519) under the caption “Treasury Constant Maturities”, or

(c) if the rate referred to in clause (b) does not so appear in H.15(519), the rate on the CMT Rate Interest Determination Date for the period of the particular Index Maturity as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

(d) if the rate referred to in clause (c) is not so published, the rate on the CMT Rate Interest Determination Date calculated by the Calculation Agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that CMT Rate Interest Determination Date of three leading primary United States government securities dealers in The City of New York (which may include the agents or their affiliates) (each, a “Reference Dealer”), selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the CMT Rate Interest Determination Date calculated by the Calculation Agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

(f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the CMT Rate Interest Determination Date calculated by the Calculation Agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that CMT Rate Interest Determination Date of three Reference Dealers selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(g) if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the CMT Rate Interest Determination Date calculated by the Calculation Agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

(h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on the CMT Rate Interest Determination Date.

(2) if CMT Reuters page FEDCMT is specified in the applicable pricing supplement:

(a) the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) opposite the caption “Treasury Constant Maturities”, as the yield is displayed on Reuters (or any successor service) on page FEDCMT (or any other page as may replace the specified page on that service) (“Reuters page FEDCMT”), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the CMT Rate Interest Determination Date falls, or

(b) if the rate referred to in clause (a) does not so appear on Reuters page FEDCMT, the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the particular Index Maturity and for the week or month, as applicable, preceding the CMT Rate Interest Determination Date as published in H.15(519) opposite the caption “Treasury Constant Maturities,” or

(c) if the rate referred to in clause (b) does not so appear in H.15(519), the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the particular Index Maturity as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the CMT Rate Interest Determination Date falls, or

(d) if the rate referred to in clause (c) is not so published, the rate on the CMT Rate Interest Determination Date calculated by the Calculation Agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that CMT Rate Interest Determination Date of three Reference Dealers selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the CMT Rate Interest Determination Date calculated by the Calculation Agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

(f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the CMT Rate Interest Determination Date calculated by the Calculation Agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that CMT Rate Interest Determination Date of three Reference Dealers selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at the time, or

(g) if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the CMT Rate Interest Determination Date calculated by the Calculation Agent based on the arithmetic mean of the bid prices obtained and neither the highest or the lowest of the quotations will be eliminated, or

(h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on that CMT Rate Interest Determination Date.

If two United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the particular Index Maturity, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

     Commercial Paper Rate Notes

Commercial Paper Rate Notes will bear interest at the interest rates specified in the notes and in the applicable pricing supplement. Interest will be calculated with reference to the Commercial Paper Rate and any Spread or Spread Multiplier, and subject to any Minimum Interest Rate and any Maximum Interest Rate. The Commercial Paper Rate will be determined as set forth below unless the applicable pricing supplement provides otherwise.

“Commercial Paper Rate” means the Money Market Yield (as defined below) on the date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “Commercial Paper — Non-Financial.”

The Interest Determination Date relating to a Commercial Paper Rate Note or any floating rate note for which the interest rate is determined with reference to the Commercial Paper Rate will be referred to herein as the “Commercial Paper Rate Interest Determination Date.”

The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

•	In the event the rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate will be the Money Market Yield on the Commercial Paper Rate Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement, as published in H.15 Daily Update, or the other recognized electronic source used for the purpose of displaying the rate under the caption “Commercial Paper — Non-Financial.” An Index Maturity of one month will be deemed equivalent to an Index Maturity of 30 days and an Index Maturity of three months will be deemed to be equivalent to an Index Maturity of 90 days.

•	If by 3:00 P.M., New York City time, on the related Calculation Date, the rate is not yet published in H.15(519), H15 Daily Update or other recognized electronic source, then the Commercial Paper Rate on the Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on the Commercial Paper Rate Interest Determination Date of three leading dealers in United States dollar commercial paper in The City of New York (which may include one or more of the agents or their affiliates). The quotations will be selected by the Calculation Agent for commercial paper having the Index Maturity designated in the applicable pricing supplement placed for an industrial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized rating agency.

•	If the dealers selected by the Calculation Agent are not quoting as provided above, the Commercial Paper Rate will be that Commercial Paper Rate in effect on the Commercial Paper Rate Interest Determination Date.

“Money Market Yield” means a yield (expressed as a percentage rounded to the nearest one-hundredth of a percent, with five one thousandths of a percent rounded upwards) calculated by the following formula:

D × 360
Money Market Yield =		× 100
360 − (D × M)

where “D” is the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the applicable Interest Reset Period.

     Eleventh District Cost of Funds Rate Notes

Eleventh District Cost of Funds Rate Notes will bear interest at the rates specified in the notes and in the applicable pricing supplement. Interest will be calculated with reference to the Eleventh District Cost of Funds Rate and any Spread or Spread Multiplier, and subject to any Minimum Interest Rate and any Maximum Interest Rate. The Eleventh District Cost of Funds Rate will be calculated as set forth below unless the applicable pricing supplement provides otherwise.

“Eleventh District Cost of Funds Rate” means the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the Eleventh District Cost of Funds Rate Interest Determination Date (as defined below) falls, as set forth under the caption “11th Dist COFI” on Reuters (or any successor service) on page COFI/ARMS (or any other page as may replace the specified page on that service) (“Reuters page COFI/ARMS”) as of 11:00 A.M., San Francisco time, on the Eleventh District Cost of Funds Rate Interest Determination Date.

An Interest Determination Date relating to an Eleventh District Cost of Funds Rate Note or any floating rate note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate will be referred to herein as an “Eleventh District Cost of Funds Rate Interest Determination Date.”

The following procedures will be followed if the Eleventh District Cost of Funds Rate cannot be determined as described above:

•	If the rate does not appear on Reuters page COFI/ARMS on any related Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate for the Eleventh District Cost of Funds Rate Interest Determination Date will be the monthly weighted average costs of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the “Index”) by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately preceding the date of the announcement.

•	If the Federal Home Loan Bank of San Francisco fails to announce the rate for the calendar month immediately preceding the Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate determined as of the Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on the Eleventh District Cost of Funds Rate Interest Determination Date.

     Federal Funds Rate Notes

Federal Funds Rate Notes will bear interest at the rates specified in the notes and in the applicable pricing supplement. Interest will be calculated with reference to the Federal Funds Rate and any Spread or Spread Multiplier, and subject to any Minimum Interest Rate and any Maximum Interest Rate. The Federal Funds Rate will be calculated as set forth below unless the applicable pricing supplement provides otherwise.

“Federal Funds Rate” means the rate on the date for federal funds as published in H.15(519) under the heading “Federal Funds (Effective)”, as the rate is displayed on Reuters (or any successor service) on page FEDFUNDS1 under the heading “EFFECT” (or any other page as may replace the page on the service) (“Reuters page FEDFUNDS1”).

An Interest Determination Date relating to a Federal Funds Rate Note or any floating rate note for which the interest rate is determined with reference to the Federal Funds Rate will be referred to herein as a “Federal Funds Rate Interest Determination Date.”

The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

•	If the rate does not appear on Reuters page FEDFUNDS1 or is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the Federal Funds Rate Interest Determination Date as published in H.15 Daily Update, or the other recognized electronic source used for the purpose of displaying the rate, under the caption “Federal Funds (Effective)” will be used.

•	If by 3:00 P.M., New York City time, on the related Calculation Date the rate does not appear on Reuters page FEDFUNDS1 or is not yet published in H.15(519), H.15 Daily Update or other recognized electronic source, then the Federal Funds Rate on the Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York (which may include one or more of the agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on that Federal Funds Rate Interest Determination Date.

•	If the brokers selected by the Calculation Agent are not quoting as provided above, the Federal Funds Rate determined as of the Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on that Federal Funds Rate Interest Determination Date.

     LIBOR Notes

LIBOR Notes will bear interest at the interest rates specified in the notes and in the applicable pricing supplement. Interest will be calculated with reference to LIBOR and any Spread or Spread multiplier, and subject to any Minimum Interest Rate and any Maximum Interest Rate. Interest payable on LIBOR Notes shall be calculated as set forth below unless the applicable pricing supplement provides otherwise.

An Interest Determination Date relating to a LIBOR Note or any floating rate note for which the interest rate is determined with reference to LIBOR will be referred to herein as a “LIBOR Interest Determination Date.”

“LIBOR” will be determined by the Calculation Agent in accordance with the following provisions unless the applicable pricing supplement states otherwise:

(a) Upon a LIBOR Interest Determination Date, the LIBOR rate will be the rate for deposits in the Designated LIBOR Currency (as defined below) having the Index Maturity specified in the pricing supplement, commencing on the Interest Reset Date, that appears on the

Designated LIBOR Page (as defined below) as of 11:00 A.M., London time, on the LIBOR Interest Determination Date.

(b) With respect to a LIBOR Interest Determination Date on which no rate appears, as the case may be, on the Designated LIBOR Page as specified in (a) above, the Calculation Agent will obtain such rate from Bloomberg L.P.’s page “BBAM”. If the following circumstances exist on any LIBOR Interest Determination Date, LIBOR will be determined according to the procedures described below:

•	In the event no rate as specified in (a) above appears on the Designated LIBOR Page or Bloomberg L.P. page BBAM as of approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date, the Calculation Agent will request the principal London offices of each of four major reference banks (which may include affiliates of the agents) in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation (the “Rate Quotation”) for deposits in the Designated LIBOR Currency for the period of the Index Maturity specified in the applicable pricing supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in the market at the time. If at least two Rate Quotations are so provided, then LIBOR on the LIBOR Interest Determination Date will be the arithmetic mean of the quotations.

•	In the event no rate as specified in (a) above appears on the Designated LIBOR Page or Bloomberg L.P. page BBAM as of approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and there are fewer than two Rate Quotations provided as contemplated in the preceding bullet point, then LIBOR on the LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., on the LIBOR Interest Determination Date by three major banks (which may include affiliates of the Agents) in the principal financial center selected by the Calculation Agent for loans in the Designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in the market at the time.

•	If the banks so selected by the Calculation Agent are not quoting as provided above, LIBOR determined as of the LIBOR Interest Determination Date will be LIBOR in effect on that LIBOR Interest Determination Date.

“Designated LIBOR Currency” means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no currency is specified in the applicable pricing supplement, U.S. dollars.

“Designated LIBOR Page” means the display on the Reuters 3000 Xtra Service (or any successor service) on the “LIBOR 01” page or “LIBOR 02” page, as specified in the pricing supplement (or any other page as may replace the page on the service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency.

     Prime Rate Notes

Prime Rate Notes will bear interest at the rates specified in the notes and the applicable pricing supplement. Interest will be calculated with reference to the Prime Rate and any Spread or Spread Multiplier, and subject to any Minimum Interest Rate and any Maximum Interest Rate. Interest with respect to Prime Rate Notes will be calculated as set forth below unless the applicable pricing supplement provides otherwise.

“Prime Rate” means the rate on the date as published in H.15(519) under the heading “Bank Prime Loan.”

An Interest Determination Date relating to a Prime Rate Note or any floating rate note for which the interest rate is determined with reference to the Prime Rate will be referred to herein as a “Prime Rate Interest Determination Date.”

The following procedures will be followed if the Prime Rate cannot be determined as described above:

•	If the rate is not published in H.15(519) prior to 3:00 P.M., New York City time, on the related Calculation Date, the rate on the Prime Rate Interest Determination Date as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the rate, under the caption “Bank Prime Loan” will be used.

•	If the rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, in H.15(519), or H.15 Daily Update or another recognized electronic source, then the Prime Rate will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 (as defined below) as the bank’s prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date, as determined by the Calculation Agent.

•	If fewer than four rates appear on the Reuters Screen US PRIME 1 for the Prime Rate Interest Determination Date, the Prime Rate will be calculated by the Calculation Agent and will be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Prime Rate Interest Determination Date by three major banks in The City of New York (which may include affiliates of the agents) selected by the Calculation Agent.

•	If the banks or trust companies selected are not quoting as provided above, the Prime Rate determined for the Prime Rate Interest Determination Date will be that Prime Rate in effect on the Prime Rate Interest Determination Date.

“Reuters Screen US PRIME 1” means the display designated as page “US PRIME 1” on the Reuters Monitor Money Rates Service (or any other page as may replace the US PRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     Treasury Rate Notes

Treasury Rate Notes will bear interest at the interest rates specified in the notes and in the applicable pricing supplement. Interest will be calculated with reference to the Treasury Rate and any Spread or Spread Multiplier, and subject to any Minimum Interest Rate and any Maximum Interest Rate. Interest payable on Treasury Rate Notes shall be calculated as set forth below unless the applicable pricing supplement provides otherwise.

The Interest Determination Date relating to a Treasury Rate Note or any floating rate note for which the interest rate is determined with reference to the Treasury Rate will be referred to herein as the “Treasury Rate Interest Determination Date.”

“Treasury Rate” means:

(1) the rate from the auction held on the Treasury Rate Interest Determination Date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the applicable pricing supplement under the caption “INVEST RATE” on the display on Reuters (or any successor service) on page USAUCTION10 (or any other page as may replace that page on that service) (“Reuters page USAUCTION10”) or page USAUCTION11 (or any other page as may replace that page on that service) (“Reuters page USAUCTION11”), or

(2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield (as defined below) of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High”, or

(3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury, or

(4) if the rate referred to in clause (3) is not so announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the Treasury Rate Interest Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption “U.S. Government Securities/ Treasury Bills/Secondary Market”, or

(5) if the rate referred to in clause (4) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the Treasury Rate Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/ Secondary Market”, or

(6) if the rate referred to in clause (5) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the Treasury Rate Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that Interest Determination Date, of three primary United States government securities dealers (which may include the agents or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or

(7) if the dealers so selected by the Calculation Agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the Treasury Rate Interest Determination Date.

“Bond Equivalent Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

D x N
Bond Equivalent Yield =		x 100
360 − (D x M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable Interest Reset Period.

Other Provisions Applicable to the Notes

Any provisions with respect to a note, including the determination and/or specification of the interest payment dates, the maturity or any other matter relating to such note, may be modified by the terms specified in the note or in an addendum relating to such note, if so specified in the note and in the applicable pricing supplement.

Book-Entry System

Upon issuance, all notes having the same original issuance date, interest rate and stated maturity and other terms, if any, will be represented by a single global note. Each global note will be deposited with, or on behalf of, the depositary. The Depository Trust Company (“DTC”), New York, NY, will act as securities depository for the global notes. The global notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered global note will be issued for each issue of the global notes, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one global note will be issued with respect to each $500 million of principal amount and an additional global note will be issued with respect to any remaining principal amount of such issue.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (“Direct Participants”) deposit with the depositary. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission.

Purchases of interests in the global notes under the DTC system must be made by or through Direct Participants, which will receive a credit for such interests on DTC’s records. The ownership interest of each actual purchaser of interest in the global notes (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the global notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificated notes representing their ownership interests in global notes, except in the event that use of the book-entry system for the global notes is discontinued.

To facilitate subsequent transfers, all global notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of global notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the interests in the global notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such interests in the global notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the interests in a global note within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the global notes unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the interests in the global notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds and any principal, premium and interest payments on the global notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal, premium and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility or that of the trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the global notes at any time by giving reasonable notice to Issuer or Agent. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificated notes will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Redemption and Repurchase

If we indicate in the pricing supplement relating to a note, such note will be redeemable at our option on a date or dates specified prior to the stated maturity at a price or prices described in the applicable pricing supplement, together with accrued interest to the date of redemption. The notes will not be subject to any sinking fund. We may redeem any of the notes which are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days’ notice.

We may at any time purchase notes at any price in the open market or otherwise. Notes we purchase in this manner may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

Repayment Upon Death

The pricing supplement relating to any note will indicate whether the holder of such note will have the right to require us to repay a note prior to its maturity date upon the death of the owner of such note as described below (the “survivor’s option”). See the applicable pricing supplement to determine whether the survivor’s option applies to any particular note.

Pursuant to exercise of the survivor’s option, if applicable, we will, at our option, either repay or purchase any note (or portion thereof) properly tendered for repayment by or on behalf of the person (the “representative”) that has authority to act on behalf of the deceased owner of the beneficial interest in such note under the laws of the appropriate jurisdiction (including, without limitation, the personal representative, executor, surviving joint tenant or surviving tenant by the entirety of such deceased beneficial owner) at a price equal to 100% of the principal amount of the beneficial interest of the deceased owner in such note plus accrued interest to the date of such repayment (or at a price equal to the amortized face amount for zero-coupon notes on the date of such repayment), subject to the following limitations. The survivor’s option may not be exercised until 12 months following the date of issue of the applicable notes. In addition, we may, in our sole discretion, limit the aggregate principal amount of notes as to which exercises of the survivor’s option will be accepted in any calendar year (the “annual put limitation”) to one percent (1%) of the outstanding aggregate principal amount of the notes as of the end of the most recent calendar year, but not less than $1,000,000 in any such calendar year, or such greater amount as we in our sole discretion may determine for any calendar year, and may limit to $200,000, or such greater amount as we in our sole discretion may determine for any calendar year, the aggregate principal amount of notes (or portions thereof) as to which exercise of the survivor’s option will be accepted in such calendar year with respect to any individual deceased owner of beneficial interests in such notes (the “individual put limitation”). Moreover, we will not make principal repayments or purchases pursuant to exercise of the survivor’s option in amounts that are less than $1,000, and, in the event that the limitations described in the preceding sentence would result in the partial repayment or repurchase of any note, the principal amount of such note remaining outstanding after repayment must be at least $1,000 (the minimum authorized denomination of the notes). Other than as described in the immediately following paragraph, any note (or portion thereof) tendered pursuant to exercise of the survivor’s option may not be withdrawn.

Each note (or portion thereof) that is tendered pursuant to valid exercise of the survivor’s option will be accepted promptly in the order all such notes are tendered, except for any note (or portion thereof) the acceptance of which would contravene (i) the annual put limitation, if applied, or (ii) the individual put limitation, if applied. If, as of the end of any calendar year, the aggregate principal amount of notes (or portions thereof) that have been accepted pursuant to exercise of the survivor’s option during such year has not exceeded the annual put limitation, if applied, for such year, any exercise(s) of the survivor’s option with respect to notes (or portions thereof) not accepted during such calendar year because such acceptance would have contravened the individual put limitation, if applied, with respect to an individual deceased owner of beneficial interests therein will be accepted in the order all such notes (or portions thereof) were tendered, to the extent that any such exercise would not trigger the annual put limitation for such calendar year. We will repay any note (or portion thereof) accepted for repayment pursuant to exercise of the survivor’s option no later than the first interest payment date that occurs 20 or more calendar days after the date of such acceptance. Each note (or any portion thereof) tendered for repayment that is not accepted in any calendar year due to the application of the annual put limitation will be deemed to be tendered in the following calendar year in the order in which all such notes (or portions thereof) were originally tendered, unless any such note (or portion thereof) is withdrawn by the representative for the deceased owner prior to its repayment. In the event that a note (or any portion thereof) tendered for repayment pursuant to valid exercise of the survivor’s option is not accepted, the trustee will deliver a notice by first-class mail to the registered holder thereof at its last known address as indicated in the note register that states the reason such note (or portion thereof) has not been accepted for payment.

Subject to the foregoing, in order for a survivor’s option to be validly exercised with respect to any note (or portion thereof), the trustee must receive from the representative of the deceased owner:

(1) a written request for repayment signed by the representative, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States,

(2) tender of the note (or portion thereof) to be repaid,

(3) appropriate evidence satisfactory to the trustee that (a) the representative has authority to act on behalf of the deceased beneficial owner, (b) the death of such beneficial owner has occurred and (c) the deceased was the owner of a beneficial interest in such note at the time of death,

(4) if applicable, a properly executed assignment or endorsement, and

(5) if the beneficial interest in such note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the trustee from such nominee attesting to the deceased’s ownership of a beneficial interest in such note.

Subject to our right hereunder to limit the aggregate principal amount of notes as to which exercises of the survivor’s option shall be accepted in any one calendar year, all questions as to the eligibility or validity of any exercise of the survivor’s option will be determined by the trustee, in its sole discretion, which determination will be final and binding on all parties. The trustee will disburse payments it receives pursuant to valid exercise(s) of the survivor’s option on the applicable interest payment date following the date after which the trustee shall have received the documents described in clauses (1) through (5) of the preceding paragraph.

The death of a person owning a note in joint tenancy or tenancy by the entirety with another or others will be deemed the death of the holder of the note, and the entire principal amount of the note so held will be subject to repayment, together with interest accrued thereon to the repayment date. The death of a person owning a note by tenancy in common will be deemed the death of a holder of a note only with respect to the deceased holder’s interest in the note so held by tenancy in common; except that in the event a note is held by husband and wife as tenants in common, the death of either will be deemed the death of the holder of the note, and the entire principal amount of the note so held will be subject to repayment. The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a note, will be deemed the death of the holder thereof for purposes of this provision, regardless of the registered holder, if such beneficial interest can be established to the satisfaction of the trustee. Such beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife and trust arrangements where one person has substantially all of the beneficial ownership interest in the note during his or her lifetime.

In the case of repayment pursuant to the exercise of the survivor’s option, for notes represented by a global note, the depositary or its nominee will be the holder of such note and therefore will be the only entity that can exercise the survivor’s option for such note. To obtain repayment pursuant to exercise of the survivor’s option with respect to such note, the representative must provide to the broker or other entity through which the beneficial interest in such note is held by the deceased owner:

(1) the documents described in clauses (1) and (3) of the third preceding paragraph, and

(2) instructions to such broker or other entity to notify the depositary of such representative’s desire to obtain repayment pursuant to exercise of the survivor’s option.

Such broker or other entity will provide to the trustee:

(1) the documents received from the representative referred to in clause (1) of the preceding paragraph, and

(2) a certificate satisfactory to the trustee from such broker or other entity stating that it represents the deceased beneficial owner.

Such broker or other entity will be responsible for disbursing any payments it receives pursuant to exercise of the survivor’s option to the appropriate representative. See “— Book-Entry System.”

A representative may obtain the forms used to exercise the survivor’s option from Deutsche Bank Trust Company Americas, the trustee, at 60 Wall Street, 27th Floor, New York, New York 10005, Attention: Corporate Trust Administration, or call (908) 608-3125, during normal business hours.

CERTAIN U.S. FEDERAL
INCOME TAX CONSIDERATIONS

The following summary describes certain U.S. federal income tax considerations regarding the purchase, ownership and disposition of the notes. Except where otherwise specifically noted, this summary only applies to original purchasers of the notes who purchase the notes at their original issue price. This summary is based on the U.S. Internal Revenue Code of the 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount (the “OID Regulations”), all of which are subject to alternative construction or to change possibly with retroactive effect. This summary discusses only notes held as capital assets, within the meaning of Section 1221 of the Code. It does not discuss all of the tax considerations that may be relevant to a holder in light of his or her particular circumstances or to holders subject to special rules, such as financial institutions, insurance companies, tax-exempt entities, traders in securities that elect to mark to market, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks, or as a position in a “straddle” or other integrated transaction for tax purposes, tax-exempt investors, U.S. expatriates, persons who acquire, or for U.S. federal income tax purposes are deemed to have acquired, notes in an exchange or for property other than cash, holders whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar, persons subject to the alternative minimum tax, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or persons holding notes through any such entities. The summary does not discuss notes issued with original issue discount (“OID”) that qualify as “applicable high-yield discount obligations” under Section 163(i) of the Code. Persons considering the purchase of notes should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

If a partnership or other entity treated as a partnership for U.S. tax purposes holds notes, the tax consequences to a partner will generally depend upon the status of the partner and the activities of the partnership. A holder of notes that is a partnership or other entity treated as a partnership for U.S. tax purposes, and partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences to them of the ownership and disposition of the notes.

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is:

(1)	a citizen or resident of the United States,

(2)	a corporation or any other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof,

(3)	an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source,

(4)	a trust, (i) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a U.S. person.

As used herein, the term “non-U.S. Holder” means a beneficial owner of a note that is an individual, corporation (including an entity treated as a corporation for U.S. federal income tax purposes), trust or estate that is not a U.S. Holder.

U.S. Holders

Payments of Interest

Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time the income accrues or is received in accordance with the U.S. Holder’s regular method of tax accounting.

Original Issue Discount

The following summary is a general discussion of the U.S. federal income tax consequences to U.S. Holders from the purchase, ownership and disposition of notes which are issued with OID. The following summary is based on the OID Regulations.

For U.S. federal income tax purposes, a note with a maturity of more than one year will generally have OID to the extent that the note’s stated redemption price at maturity exceeds its issue price. The issue price of an issuance of notes will be the first offering price at which a substantial amount of the notes are sold to the public (excluding bond houses and brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The stated redemption price at maturity of a note is the sum of all payments due on the note other than qualified stated interest payments. “Qualified stated interest” is stated interest unconditionally payable in cash or property (other than debt instruments of the issuer) or that is constructively received at least annually at a

“single fixed rate.” A “single fixed rate” is a rate that takes into account the length of time between payments.

If the excess of the “stated redemption price at maturity” over the “issue price” of a note is less than a de minimis amount (generally, less than 0.25% of the note’s stated redemption price at maturity multiplied by the number of complete years from the issue date to maturity), the amount of OID shall be considered to be zero. Holders of notes with de minimis OID will generally include such OID in income, as capital gain, on a pro rata basis as principal payments are made on the notes.

In addition, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of the note (e.g., notes with teaser rates or interest holidays), , then the note may be treated as issued with OID even if the note was issued at an issue price that would not otherwise result in OID.

Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time the income accrues or is received in accordance with the U.S. Holder’s regular method of tax accounting. A U.S. Holder of a note issued with OID which has a maturity of more than one year must include OID in the holder’s income as ordinary income over the term of the note, regardless of the holder’s regular method of tax accounting. In general, a U.S. Holder must include in gross income the sum of the daily portions of OID accruing on the note for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder held the note. Accordingly, a U.S. Holder of a note issued with OID may be required to include in the holder’s income amounts which are attributable to OID before actually receiving cash attributable to that income.

To determine the “daily portion” or OID, the OID accruing during an accrual period (which will generally be that period between dates on which interest is paid) is divided by the number of days in the period. An “accrual period” may be of any length and may also vary in length over the term of the note. However, each accrual period may not be longer than one year and each scheduled payment of principal or interest must occur either on the final day of an accrual period or on the first day of an accrual period. The amount of OID accruing during an accrual period is generally determined by using a constant yield to maturity method, and is equal to the excess of:

(1) the note’s adjusted issue price at the beginning of the accrual period multiplied by its yield to maturity (the yield to maturity is determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period); over

(2) the sum of the qualified stated interest payments allocable to the accrual period.

The note’s “adjusted issue price” at the beginning of any accrual period generally equals the sum of the issue price of the note and the aggregate amount of OID accrued on the note in all prior accrual periods, minus the amount of payments on the note in prior accrual periods that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

Floating Rate Notes

Special rules are applied for determining the amount and accrual of qualified stated interest and OID on floating rate notes. A floating rate note is treated as either a variable rate debt instrument or a contingent payment debt obligation. A floating rate note will be considered a “variable rate debt instrument” if:

(1) its issue price does not exceed the total noncontingent principal payments due under the note by more than a specified de minimis amount;

(2) it provides for stated interest, paid or compounded at least annually, at current values of

•	one or more qualified floating rates,

•	a single fixed rate and one or more qualified floating rates,

•	a single objective rate, or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate;

(3) it provides that a qualified floating rate or objective rate in effect at any time during its term is set at a current value of that rate; and

(4) except as provided under (1) above, it does not provide for any contingent principal payments.

A “qualified floating rate” is any floating rate where variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the note is denominated (for example, LIBOR). Although a multiple of a qualified floating rate will generally not constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the note together will constitute a single qualified floating rate. Two or more qualified floating rates will be conclusively presumed to meet the requirements of the preceding sentence if the value of all rates on the issue date are within 25 basis points of each other.

An otherwise qualified floating rate subject to restrictions such as a cap, a floor or a periodic interest rate adjustment restriction, may fail to be treated as a qualified floating rate unless the restrictions are fixed throughout the term of the note or are not reasonably expected as of the issue date to significantly affect the yield on the note.

Any floating rate notes subject to caps, floors, or governors that do not meet the above requirements could be treated as contingent notes (as defined below).

An “objective rate” is a rate other than a qualified floating rate, and is determined by a single fixed formula and based on objective financial or economic information outside of the issuer’s control. The OID Regulations also provide that other variable interest rates may be designated in the future as objective rates by the Internal Revenue Service (“IRS”). A “qualified inverse floating rate” is any objective rate equal to a fixed rate minus a qualified floating rate, and that reasonably can be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds and disregarding those permissible restrictions discussed above in the definition of a qualified floating rate. However, a variable rate of interest on a floating rate note will not constitute an objective rate if it is reasonably expected that the average value of the rate during the first half of the floating rate note’s term will be either significantly less than or greater than the average value of the rate during the final half of the note’s term.

If a variable rate debt instrument provides for stated interest at a fixed rate for an initial period of one year or less and is followed by a variable rate intended on the issue date to approximate the fixed rate that is either a qualified floating rate or an objective rate, then the fixed rate and the variable rate together will constitute either a single qualified floating rate or an objective rate, as the case may be. A fixed rate and a variable rate will be conclusively presumed to meet the requirements of the preceding sentence if the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points.

If a floating rate note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout its term and qualifies as a “variable rate debt instrument” under the OID Regulations, any stated interest on the floating rate note unconditionally payable at least annually in cash or property (other than debt instruments of the issuer) will constitute qualified stated interest and will be taxed accordingly. Thus, such a floating rate note will generally not be treated as having been issued with OID unless it is issued at a “true” discount in excess of a specified de minimis amount (i.e., at a price below the floating rate note’s stated principal amount). The amount of qualified stated interest and OID, if any, will be determined under the rules generally applicable to fixed rate debt instruments, by assuming that the variable rate is a fixed rate equal to (1) for qualified floating rates or qualified inverse floating rates, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or (2) for objective rates (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the floating rate note. The amount of qualified stated interest attributable to an accrual period will be increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period under the rules described in this paragraph.

To determine the amount and accrual of OID and qualified stated interest on any other floating rate note that qualifies as a “variable rate debt instrument,” the OID Regulations provide that the floating rate note is to be converted into a hypothetical “equivalent” fixed rate debt instrument that has terms identical to the floating rate note, except that it will substitute (1) for each qualified floating rate, its value as of the issue date (with appropriate adjustments so that the interval between each interest adjustment date is the same), (2) for a qualified inverse floating rate, its value as of the issue date, and (3) for an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the floating rate note. For a floating rate note that qualifies as a “variable rate debt instrument” and provides for stated interest at a fixed rate in addition to one or more qualified floating rates, or, in addition to a qualified inverse floating rate, the stated interest at the fixed rate will initially be converted into a qualified floating rate (or a qualified inverse floating rate, if the floating rate note provides for a qualified inverse floating rate). However, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the floating rate note as of its issue date is approximately the same as the fair market value of an otherwise identical debt instrument providing by its terms for either the qualified floating rate or the qualified inverse floating rate. After converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the floating rate note will then be converted into an “equivalent” fixed rate debt instrument in the manner described above.

Once the floating rate note is converted into an “equivalent” fixed rate debt instrument, the amount of OID and qualified stated interest, if any, will be determined for the “equivalent” fixed rate debt instrument by applying the general OID rules to the “equivalent” fixed rate debt instrument. A U.S. Holder of the floating rate note will account for the OID and qualified stated interest as if the U.S. Holder held the “equivalent” fixed rate debt instrument. An appropriate adjustment will be made in each accrual period for the amount of qualified stated interest or OID deemed accrued or paid with respect to the “equivalent” fixed rate debt instrument if different from the actual amount of interest accrued or paid on the floating rate note during the accrual period.

A floating rate note that does not qualify as a “variable rate debt instrument” under the OID Regulations will be treated as a contingent note (as defined below).

Contingent Notes

Notes may be issued under circumstances in which the amount and/or timing of one or more payments of interest or principal is contingent (“contingent notes”). For example, we may issue indexed notes under which interest and/or principal is determined by reference to multiple formulae based on the values of specified stocks, commodities, foreign currencies or other personal property. A floating rate note that does not qualify as a “variable rate debt instrument” under the rules described above would also constitute a contingent note. With some exceptions, the amount of interest that will accrue on contingent notes in each accrual period will be determined under the “noncontingent bond method.” For each issue of contingent notes, the noncontingent bond method will require us to determine a comparable yield, a projected payment schedule, the daily portions of interest accruing in each accrual period, and then to make appropriate adjustments for any differences between projected and actual contingent payments made to holders of contingent notes. We will provide notice in the applicable pricing supplement when we determine that a particular note will be a contingent note. The applicable pricing supplement will also describe the U.S. federal income tax treatment of contingent notes.

Notes with Put and/or Call Options

We may redeem at our option certain of the notes prior to their stated maturity (a “call option”) and, additionally, certain notes may allow the holders to require us to repurchase the notes prior to their stated maturity (a “put option”). Notes containing these features may be subject to rules that differ from the general tax rules discussed above. Any investors intending to purchase notes with a put or call option should consult their own tax advisors, since OID consequences depend in part on particular terms and features of purchased notes.

Short-Term Notes

No payment of interest on notes that have a fixed maturity of one year or less (“Short-Term Notes”) will be treated as a payment of qualified stated interest. The difference between a Short-Term Note’s issue price and its stated redemption price at maturity will generally be treated as OID. U.S. Holders on the accrual method and certain other holders, including banks and dealers in securities, will accrue the OID on Short-Term Notes on a straight-line basis unless they elect an accrual method based on a constant yield with daily compounding or elect to accrue acquisition discount rather than OID. U.S. Holders using the cash method of accounting for tax purposes generally will not be required to accrue OID or acquisition discount on a Short-Term Note. They will, however, have to defer deductions for net interest expense on any borrowing attributable to the Short-Term Note to the extent that the expense does not exceed accrued but unrecognized interest and OID or acquisition discount on the note.

Any gain recognized on the sale or exchange of a Short-Term Note by a U.S. Holder will be treated as ordinary income if the U.S. Holder has not accrued OID or acquisition discount on the Short-Term Note to the extent attributable to the accrued OID or acquisition discount.

Amortizable Bond Premium

U.S. Holders purchasing notes for amounts greater than the sum of all amounts payable on the note, other than payments of qualified stated interest, will be considered to have purchased the note with “amortizable bond premium” equal to the excess. A U.S. Holder may elect to amortize the premium using a constant yield method over the remaining term of the note and accordingly reduce interest on the note otherwise required to be included in income during any taxable year by the amortizable premium allocable to the taxable year. In case the amount of bond premium on a note exceeds the corresponding amount of qualified stated interest, the excess bond premium will be allowed as a deduction to the extent the U.S. Holder included in income in prior accrual periods interest income in excess of bond premium deductions with respect to the note. Excess bond premium not allowed as a deduction will carry forward to future accrual periods. In the case of a floating rate note treated as a “variable rate debt instrument,” the bond premium, if any, and its allocation among accrual periods, will be determined by reference to the “equivalent fixed rate debt instrument” to be constructed for such note. Amortized bond premium will reduce a U.S. Holder’s basis in the note.

Election to Treat All Interest and Premium as OID

U.S. Holders may generally, upon election, include in income all interest including stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium which accrues on a debt instrument by using the constant yield method applicable to OID, subject to certain limitations and exceptions.

Disposition or Repayment of a Note

A U.S. Holder generally will recognize taxable gain or loss equal to the difference between any amount realized on the sale, exchange or retirement of a note and that holder’s adjusted tax basis in the note, subject to the exceptions discussed above and except to the extent that gain or loss is attributable to accrued but unpaid interest or accrued market discount. A U.S. Holder’s adjusted tax basis in a note will generally equal that holder’s initial investment in the note, as increased by any OID included in income , and will be decreased by the amount of any payments previously received, other than qualified stated interest payments, and by any amortized bond premium with respect to the note. The gain or loss generally will be capital gain or loss and will be long-term capital gain or loss, generally taxable to non-corporate U.S. Holders who sell, exchange or otherwise dispose of a note in taxable years beginning before January 1, 2011 at a rate of 15 percent, if the note was held by the holder for more than twelve months. The deductibility of capital losses is subject to various limitations. Prospective purchasers of notes should consult their own tax advisors concerning the tax consequences of a sale, exchange or other disposition of notes.

Information Reporting and Backup Withholding

The amount of any interest paid on a note in each calendar year and the amount of tax withheld, if any, with respect to the payments will generally be required to be reported to the IRS. U.S. Holders may be subject to backup withholding tax (at a rate of 28%) with respect to interest payments and gross proceeds from the sale, exchange or retirement of notes unless (i) the U.S. Holder is a corporation or comes within certain other exempt categories or (ii) prior to payment, the U.S. Holder provides an accurate taxpayer identification number and certifies as required on a duly completed and executed IRS Form W-9 (or permitted substitute form), and otherwise complies with the requirements of the backup withholding rules.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided the required information is furnished to the IRS.

Non-U.S. Holders

Subject to the discussion of backup withholding below:

•	Payments of principal of and interest (including OID, if any) on a note to a non-U.S. Holder will not be subject to U.S. federal income or withholding tax, if, in the case of interest or OID:

(1)	the payments are not effectively connected with the conduct of a U.S. trade or business,

(2)	the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

(3)	the non-U.S. Holder is not (a) a controlled foreign corporation related to us through stock ownership, (b) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, or (c) a foreign tax-exempt organization or a foreign private foundation for U.S. federal income tax purposes,

(4)	the interest is not contingent on our profits, revenues, or changes in the value of our property or otherwise described as contingent interest in Section 871(h)(4) of the Code (“Contingent Interest”), and

(5)	either (a) prior to payment, a statement (generally made on a properly completed and duly executed IRS Form W-8BEN) is received certifying that the beneficial owner of the note is not a U.S. person and certain other requirements are met or (b) the non-U.S. Holder holds the note through a foreign intermediary or partnership and the certification requirements of applicable Treasury Regulations are satisfied;

•	A non-U.S. Holder of a note will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or redemption of a note unless in general:

(1)	the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. Holder, or

(2)	the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year and either (a) the individual’s “tax home” for U.S. federal income tax purposes is in the United States, or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by the individual; and

•	A note beneficially owned by an individual who at the time of death was not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) will not be included in such individual’s gross estate for U.S. federal estate tax purposes as a result of such individual’s death, unless the individual:

(1)	actually or constructively owned 10% or more of the total combined voting power of all classes of our stock entitled to vote,

(2)	held the note in connection with a U.S. trade or business, or

(3)	the note provided for the payment of Contingent Interest.

A non-U.S. Holder that does not qualify for exemption from withholding under the rules summarized above generally will be subject to U.S. withholding at a rate of 30% (or lower rate under an applicable income tax treaty) on payments of interest on the notes.

If a non-U.S. Holder is engaged in a trade or business in the United States, and if interest on its notes (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed above (provided the non-U.S. Holder timely provides a properly completed and duly executed IRS Form W-8ECI or successor form), will generally be subject to regular U.S. federal income tax on such effectively connected income in the same manner as if it were a U.S. person unless such non-U.S. Holder properly claims the benefits of the income tax treaty, if any, between the United States and its country of residence (generally by providing a properly completed and duly executed IRS Form W-8BEN) and such interest or gain is not attributable to a permanent establishment or fixed base of such non-U.S. Holder in the United States. In addition, if a non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

The foregoing does not deal with all aspects of U.S. federal income and withholding tax that may be relevant to non-U.S. Holders, including non-U.S. Holders that hold notes through a partnership, qualified intermediary or other “pass-through” entity. Non-U.S. Holders are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of notes.

Information Reporting and Backup Reporting

Non-U.S. Holders who have provided the form and certifications mentioned above or who have otherwise established an exemption will generally not be subject to backup withholding tax if neither we nor our agent has actual knowledge or reason to know that any information in those forms and certifications is unreliable or that the conditions of the exemption are in fact not satisfied. We or our agent will, however, report to the IRS payments of interest on notes held by non-U.S. Holders.

Payments of the proceeds from the sale of a note to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to those payments if the broker is one of the following:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person, 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a United States trade or business, or

•	a foreign partnership with specified connections to the United States.

Payment of the proceeds from a sale of a note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Holder’s United States federal income tax liability, provided that the required information is furnished to the IRS.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Under the terms of the Selling Agent Agreement dated as of April 28, 2008, the notes are offered from time to time by us through Incapital LLC, Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wachovia Capital Markets, LLC, as agents under the Selling Agent Agreement. The agents have agreed to use their reasonable best efforts to solicit purchases of the notes. We may appoint additional agents to solicit sales of the notes; provided, however, that any such solicitation and sale of the notes shall be on the same terms and conditions to which the agents have agreed.

We will pay the agents, through Incapital LLC, the purchasing agent, a commission to be divided among the agents as they shall agree for notes sold through the agents on an agency basis. Unless otherwise agreed for a particular offering of notes, the commission will range from .20% to 3.15% of the principal amount for each note sold, depending upon the maturity. Commissions with respect to notes with maturities in excess of 30 years will be negotiated between us and the purchasing agent at the time of sale. We will have the sole right to accept offers to purchase notes and may reject any proposed purchase of notes in whole or in part. Each agent will have the right, in its discretion reasonably exercised, to reject any proposed purchase of notes in whole or in part received by it on an agency basis. We reserve the right to withdraw, cancel or modify the offer without notice.

Following the solicitation of orders, the agents, severally and not jointly, may purchase notes from us through the purchasing agent as principal for their own accounts. Unless otherwise set forth in the applicable pricing supplement, any note sold to an agent as principal will be purchased by the purchasing agent from us at a discount to the principal amount not to exceed the commission applicable to an agency sale of a note of identical maturity. Unless otherwise set forth in the applicable pricing supplement, such notes will be resold to one or more investors and other purchasers at a fixed public offering price.

In addition, the purchasing agent may, and with our consent the other agents may, offer the notes they have purchased as principal to other dealers that are part of the selling group. The purchasing agent may sell notes to other dealers at a discount not in excess of the discount it receives when purchasing such notes from us; and, if with our consent the other agents sell notes to dealers, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not, during the distribution of the notes, exceed the applicable reallowance amount. After the initial public offering of notes to be resold by an agent to investors, the public offering price (in the case of notes to be resold at a fixed public offering price), concession and discount may be changed.

Each agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933.

No note will have an established trading market when issued. We do not intend to apply for the listing of the notes on any securities exchange, but we have been advised by the agents that the agents intend to make a market in the notes as permitted by applicable laws and regulations. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for any notes. All secondary trading in the notes will settle in immediately available funds. See “Description of Notes — Book-Entry System” in this prospectus supplement.

In connection with an offering of the notes, the rules of the Securities and Exchange Commission permit the purchasing agent to engage in certain transactions that stabilize the price of the notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the purchasing agent creates a short position in the notes in connection with an offering of the notes (i.e., if it sells a larger principal amount of the notes than is set forth on the cover page of the applicable pricing supplement), the purchasing agent may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The purchasing agent makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, the purchasing agent makes no representation that, once commenced, such transactions will not be discontinued without notice.

Other selling group members include broker-dealers and other securities firms that have executed dealer agreements with the purchasing agent. In the dealer agreements, the selling group members have agreed to market and sell the notes in accordance with the terms of those agreements and all applicable laws and regulations. You may call 1-877-289-6689 for a list of selling group members or access the list on the Internet at www.internotes.com.

The agents and their affiliates may engage in various general financing and banking transactions with us and our affiliates in the ordinary course of business.

PROSPECTUS

By this prospectus, we may offer:

Debt Securities

We may offer these securities in one or more series, with the same or different maturity dates, and at par or with an original issue discount.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the prospectus supplement carefully before you invest.

Our affiliates, including AIG Financial Securities Corp., may use this prospectus in the initial sale of these securities or in a secondary market transaction in these or similar securities after their initial sale. You may assume that the prospectus is being used in a secondary market transaction unless we or our agent or one of our affiliates informs you otherwise. There are no assurances that there will be a secondary market for these securities. Unless stated otherwise in the accompanying prospectus supplement, we do not intend to list any of these securities on an exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus or the prospectus supplement that we have referred you to. No one is authorized to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

The date of this prospectus is August 16, 2006

Summary

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand the terms of the debt securities we are offering by this prospectus, you should carefully read this prospectus and the prospectus supplement that gives the specific terms of the securities we are offering. You should also read the documents we have referred you to in “Where You Can Find More Information” on page 5 for information on us and our financial statements.

International Lease Finance Corporation

Our primary business is acquiring new and used commercial jet aircraft and leasing and selling those aircraft to domestic and foreign airlines. We also sell commercial jet aircraft for our own account, for the account of airlines and for others.

We are an indirect wholly owned subsidiary of American International Group, Inc. We are incorporated in the State of California and maintain our principal executive offices at 10250 Constellation Boulevard, Suite 3400, Los Angeles, California 90067. Our telephone number is (310) 788-1999 and our telecopier number is (310) 788-1990.

The Debt Securities We May Offer

We may sell the debt securities through underwriters or dealers, directly to purchasers or through agents. The prospectus supplement and the pricing supplement, if one is used, will describe the specific amounts, prices and terms of the debt securities.

The Debt Securities

We may from time to time offer debt securities which are unsecured and unsubordinated obligations of our Company. These debt securities will rank equally with all of our other unsecured and unsubordinated debt.

We have summarized the general features of the debt securities below. We encourage you to read the indenture which governs the debt. A copy of the indenture is included as Exhibit 4.1 to the registration statement of which this prospectus is a part. The indenture is available to the public. See “Where You Can Find More Information.”

The following are general indenture provisions that relate to the debt securities offered by this prospectus.

•	The indenture does not limit the amount of debt that we may issue or provide a holder of debt securities offered by this prospectus with any protection from the consequences of a highly leveraged transaction involving us.

•	The indenture allows us to merge or consolidate with another company, or sell all or substantially all of our assets to another company, subject to certain conditions. If these events occur, the other company will be required to assume our responsibilities on the debt and, in a merger or consolidation where we are not the surviving corporation or where we sell our assets substantially as an entirety, we will have no further liabilities or obligations with respect to the debt securities.

•	Upon our request to change an obligation created by the indenture, the holders of a majority of the total principal amount of the debt outstanding in any series may vote to change our obligations or your rights concerning the debt in that series. We may also amend or supplement the indenture for certain purposes without the consent of any holder of debt securities. However, to change any term relating to the payment of principal or interest for a series of debt securities, every holder in the affected series must consent.

•	Under certain conditions, we may discharge the indenture at any time by depositing sufficient funds with the trustee to pay the obligations when due. All amounts due to you on the debt would be paid by the trustee from the deposited funds.

The following are events of default under the indenture:

•	Our failure to pay interest for 30 days.

•	Our failure to pay principal and any premium when due.

•	Our failure to make any sinking fund payment when due.

•	Our failure to perform covenants for 60 days after receipt of notice to cure.

•	Our failure to pay our debt under any mortgage or indenture of at least $50,000,000 when due and payable other than as a result of acceleration, or which becomes due upon acceleration which is not rescinded or such debt discharged, each within 30 days after written notice to us.

•	Certain events in bankruptcy, insolvency or reorganization.

•	Any other events of default relating to a specific series of debt securities and set forth in the prospectus supplement for those debt securities.

If there is an event of default, the trustee or holders of at least 25% of the principal amount outstanding of a series may declare the principal immediately payable for that series. However, holders of a majority in principal amount of that series may cancel this declaration.

Where You Can Find More Information

We file annual, quarterly and special reports with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and supplements to this prospectus. We incorporate by reference:

(1)	our Annual Report on Form 10-K for the year ended December 31, 2005 (as amended by Form 10-K/A filed August 11, 2006);

(2)	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 (as amended by Form 10-Q/A filed August 11, 2006) and June 30, 2006; and

(3)	our Current Reports on Form 8-K, filed January 20, 2006, May 19, 2006 and August 4, 2006.

The information filed by us with the SEC in the future will update and supersede this information.

We also incorporate by reference any filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of the original filing of the registration statement, of which this prospectus is part, and until our offering is completed.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Alan H. Lund
Vice Chairman and Chief Financial Officer
International Lease Finance Corporation
10250 Constellation Boulevard, Suite 3400
Los Angeles, California 90067
Telephone: 310-788-1999

The Company

We acquire new and used commercial jet aircraft for the purpose of leasing and selling such aircraft to domestic and foreign airlines. In terms of the number and value of transactions completed, we are a major owner-lessor of commercial jet aircraft. In addition, we resell commercial jet aircraft for our own account, for the account of airlines and for others.

We are an indirect wholly owned subsidiary of American International Group, Inc. (“AIG”).

We are incorporated in the State of California. We maintain our principal executive offices at 10250 Constellation Boulevard, Suite 3400, Los Angeles, California 90067. Our telephone number is (310) 788-1999 and our telecopier number is (310) 788-1990.

American International Group, Inc.

AIG is a holding company that, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad. AIG’s primary activities include both general and life insurance operations. Other significant activities include retirement services, financial services and asset management. The common stock of AIG is listed on the New York Stock Exchange, among others.

Neither AIG nor any of its subsidiaries will be a co-obligor or guarantor of the debt securities.

Use of Proceeds

We will use proceeds that we receive from the sale of the debt securities, together with internally generated funds, for general corporate purposes unless the prospectus supplement states otherwise. General corporate purposes will include our purchases of aircraft. We will invest any proceeds from the sale of the debt securities not immediately used in marketable securities until spent.

Prospectus Supplement

The prospectus supplement provides the specific terms of the debt securities and may differ from the general information provided in this prospectus. You should rely on the prospectus supplement if the information we provide in it is different from the information contained in this prospectus.

Description of Debt Securities

We may offer unsecured and unsubordinated debt securities (the “Debt Securities”) under an indenture dated as of August 1, 2006 (the “Indenture”), between us and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The following is a summary of the material provisions of the Debt Securities and of the Indenture. You should read all provisions of the Indenture carefully, including the definitions of certain terms, before you decide to invest in the Debt Securities. A copy of the Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

The Debt Securities will rank equally with our other unsecured and unsubordinated indebtedness. The Indenture does not limit the amount of Debt Securities that we may issue. We may issue Debt Securities in one or more series, with the same or various maturities, at par, or with original issue discount. The prospectus supplement will describe any Federal income tax consequences and other special considerations applicable to any Debt Securities issued with original issue discount.

The prospectus supplement will set forth the initial offering price, the aggregate principal amount and the following terms of the Debt Securities:

(1) the title;

(2) any limit on the aggregate principal amount of a particular series;

(3) to whom interest on the Debt Securities should be paid if other than the registered owner;

(4)	the date or dates on which we agree to pay principal and any provision for the deferral of such date or dates;

(5)	the rate or rates of interest for the Debt Securities (which may be fixed or variable) and, if applicable, the method used to determine the rate or rates of interest, the date or dates from which interest will accrue, the dates that interest shall be payable and the record date for the payment of the interest;

(6)	the place or places where principal and interest will be payable, or the method of such payment;

(7)	the period or periods within which, the price or prices at which, and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(8)	any mandatory or optional sinking fund or analogous provisions and our obligation, if any, to redeem or repurchase the Debt Securities pursuant to any sinking fund or similar provisions or at the option of a holder thereof, and the period, price and terms and conditions for the redemption or repurchase;

(9)	the currency or currencies in which we agree to make payments on Debt Securities;

(10)	the method of determining amounts of principal, any premium and interest payable on the Debt Securities if these amounts are calculated in reference to an index;

(11)	the amount of principal that we will pay upon acceleration, if other than the entire principal amount;

(12)	whether we will issue the debt securities in certificates or book-entry form (see “Certificated Securities” and “Global Securities” below);

(13)	additional or modified Events of Default (as defined under the heading “Events of Default” below), if any; and

(14)	any additional terms.

Payment of Interest and Exchange

We will issue the Debt Securities of each series either in the form of one or more global securities (each a “Global Security”) registered in the name of Cede & Co. as the nominee of The Depository Trust Company (the “Depositary”), or as a certificate issued in definitive registered form (a “Certificated Security”), as set forth in the prospectus supplement. If we do not state the form of a series of Debt Securities in a prospectus supplement, we are issuing the series as a Global Security. Principal, premium, if any, and interest, if any, is to be paid to registered holders at the office of the Trustee in the Borough of Manhattan, City and State of New York or at any paying agency maintained by the Company for that purpose as described under “Global Securities” below. We may provide at our option for payment of interest to registered holders of Certificated Securities by check mailed to the address of the holder as it appears on the register for the Certificated Securities.

Certificated Securities

A holder may present Certificated Securities for transfer or exchange at the Trustee’s office or paying agencies in accordance with the terms of the Indenture unless the prospectus supplement states otherwise. There will not be a service charge for any transfer or exchange of Certificated Securities, but the transfer or exchange is subject to other limitations set forth in the Indenture.

Global Securities

Unless we tell you otherwise in a prospectus supplement, we will register each Global Security representing Debt Securities in the name of Cede & Co., as nominee of the Depositary. Cede & Co. may not transfer any Global Security, in whole or in part, to anyone except the Depositary or a nominee of the Depositary unless it is exchanged first for a Certificated Security.

The information under the headings “The Depositary” and “Book-Entry System” in this section concerning the Depositary and the Depositary’s book-entry system has been obtained from sources we believe to be reliable.

The Depositary

The Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that the Depositary’s participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

The Depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of the Depositary and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The Depositary Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about the Depositary can be found at www.dtcc.com.

The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Those laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

Book-Entry System

We anticipate that the following provisions will apply to all depositary arrangements unless the prospectus supplement states otherwise.

Ownership of beneficial interests in Debt Securities will be limited to Direct Participants or Indirect Participants.

Upon the issuance of a Global Security, the Depositary will credit, on its book-entry registration and transfer system, to the accounts of the applicable Direct Participants, the respective principal amounts of the Debt Securities represented by such Global Security. The accounts to be credited will be designated by any underwriters or agents participating in the distribution of those Debt Securities.

Purchases of Debt Securities under the Depositary’s system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on the Depositary’s records. The ownership interest of each actual purchaser of Debt Securities will be recorded on the Direct Participants’ and Indirect Participants’ records. We refer to these actual purchasers as “Beneficial Owners.” The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of the Beneficial Owners that are their customers.

Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but we expect Beneficial Owners to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are expected to be effected by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners.

So long as the Depositary or its nominee is the registered owner of a Global Security, it will be considered the sole owner or holder of the Debt Securities represented by that Global Security for all purposes under the Indenture. Beneficial Owners will not be entitled to have the Debt Securities represented by a Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

We will make payments of redemption proceeds, principal, premium, if any, and interest on book-entry Debt Securities to the Depositary or its nominee, as the registered owner of the Global Security representing such Debt Securities. Neither we nor the Trustee or any of our agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security, or with respect to maintaining, supervising or reviewing any records relating to a beneficial ownership interest.

We expect that the Depositary, upon receipt of any redemption proceeds or any principal, premium or interest payment, will immediately credit Direct Participants’ accounts with payments in amounts proportionate to the respective beneficial interests in the Global Security, as shown on the records of the Depositary. We also expect that payments by Direct Participants to Indirect Participants and by Direct Participant and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and accordingly will be the responsibility of the Direct and Indirect Participants and not of the Depositary, its nominee, us or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds or principal, premium, or interest payments to the Depositary or its nominee is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of the Depositary and disbursement of such payments to Beneficial Owners will be the responsibility of Direct and Indirect Participants.

As long as the Debt Securities are held by the Depositary or its nominee and the Depositary continues to make its same day funds settlement system available to us, all payments of principal and interest on the Debt Securities will be made in immediately available funds.

We expect that the forwarding of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among themselves, subject to any statutory or regulatory requirements which may be in effect from time to time. Neither the Depositary nor Cede & Co. will consent or vote with respect to the Debt Securities unless authorized by a Direct Participant in accordance with the Depositary’s procedures. We are advised that the Depositary’s usual procedure is to mail an omnibus proxy to us as soon as possible after the record date with respect to any such consent or vote. The omnibus proxy would assign Cede & Co.’s consenting or voting rights to the Direct Participants to whose accounts the Debt Securities are credited on the applicable record date, which will be identified in a listing attached to the omnibus proxy.

In the event the Depositary is unwilling or unable to continue as Depositary for a series of Debt Securities and we do not appoint a successor Depositary within 90 days, we will issue the Debt Securities in certificated form in exchange for the Global Security.

We may decide at any time not to have Debt Securities of a particular series represented by one or more Global Securities and, accordingly will issue Debt Securities representing such series in certificated form in exchange for all of the Global Security or Securities representing those Debt Securities.

Certain Covenants of the Company

Restrictions on Liens.  We will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for borrowed money secured by any mortgage, as defined under the heading “Certain Definitions” below:

•	upon any of our property or the property of any Restricted Subsidiary, as defined under the heading “Certain Definitions” below, or

•	upon any shares of any Restricted Subsidiary,

without ensuring that the Debt Securities are equally and ratably secured. We may also choose to secure our other indebtedness and the indebtedness of a Restricted Subsidiary ranking equally with the Debt Securities at the time we secure the Debt Securities. This limitation does not apply to:

(1)	mortgages existing on August 1, 2006;

(2)	certain mortgages securing all or a part of the purchase price of property, other than property acquired for lease to another person;

(3)	mortgages on the property of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary;

(4)	mortgages securing indebtedness for borrowed money owed by a Restricted Subsidiary to us or another Restricted Subsidiary;

(5)	mortgages on property of another corporation that are in existence at the time we or a Restricted Subsidiary acquire the property of that corporation as an entirety or substantially as an entirety, including acquisition by merger or consolidation;

(6)	any replacement of any of the items listed in clauses (1) through (5) above, provided that the principal amount of the indebtedness secured by the mortgage may not be increased and the principal repayment schedule and maturity may not be extended and the mortgage is limited to the same property subject to the mortgage replaced or property substituted therefor;

(7)	liens in connection with certain legal proceedings;

(8)	liens for certain taxes or assessments, landlord’s liens and charges incidental to the conduct of our business or the ownership of property and assets by ourselves or a Restricted Subsidiary, if the liens are not incurred in connection with the borrowing of money and do not, in our opinion, materially impair the use of that property in our business operations or the business operations of a Restricted Subsidiary or the value to the business of that property; and

(9)	mortgages not otherwise excepted above which, when aggregated with all other outstanding indebtedness for borrowed money of ours and of Restricted Subsidiaries secured by mortgages and not listed in clauses (1) through (8) above, do not exceed 12.5% of our Consolidated Net Tangible Assets, as defined under the heading “Certain Definitions” below.

Restrictions as to Dividends and Certain Other Payments.  We may not pay or declare any dividend or make any distributions on any of our capital stock, except certain stock and other distributions, or make any payment ourselves or through any Restricted Subsidiary to acquire or retire shares of stock, at a time when an Event of Default has occurred and is continuing under the Indenture because:

(1)	we have failed to pay interest on the Debt Securities of that series when due and continue not to pay for 30 days;

(2)	we have failed to pay the principal and premium, if any, on the Debt Securities of that series when due either at maturity, upon redemption, or when due by declaration or otherwise; or

(3)	we have failed to deposit any sinking fund payment with respect to Debt Securities of that series when and as due.

Restrictions on Investments in Non-Restricted Subsidiaries.  We will not, nor will we permit any Restricted Subsidiary to, invest in or transfer assets to a Non-Restricted Subsidiary if immediately after the transfer we would be in breach of or default under the Indenture.

Limited Covenants in the Event of a Highly Leveraged Transaction.  Other than our covenants included in the Indenture described above and as described below in “Merger and Sale of Assets,” there are no covenants or provisions in the Indenture that afford holders protection should we participate in a highly leveraged transaction, leveraged buyout, reorganization, restructuring, merger or similar transaction.

Certain Definitions

Certain significant terms which are defined in the Indenture are set forth below:

“Consolidated Net Tangible Assets” means the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet for us together with our Restricted Subsidiaries, after deducting:

(1)	all liability items except indebtedness (whether incurred, assumed or guaranteed) for borrowed money maturing by its terms more than one year from the date of creation thereof or which is extendible or renewable at the sole option of the obligor in a manner where it could become payable more than one year from the date of creation thereof, shareholder’s equity and reserves for deferred income taxes,

(2)	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case, would be included on our balance sheet, and

(3)	investments and equity in the net assets of Non-Restricted Subsidiaries.

“Mortgages” means any mortgage, pledge, lien or other encumbrance of any nature upon any property of ours or any Restricted Subsidiary.

“Non-Restricted Subsidiary” means (1) any Subsidiary designated as non-restricted by our Board of Directors in accordance with the Indenture, and (2) any other Subsidiary of which one or more Non-Restricted Subsidiaries owns, directly or indirectly, the majority of the voting stock, if a corporation, or, if a limited partnership, in which the Non-Restricted Subsidiary is a general partner.

“Restricted Subsidiaries” means all Subsidiaries other than Non-Restricted Subsidiaries. Our Board of Directors may change the designations of Restricted Subsidiaries and Non-Restricted Subsidiaries, subject to specified conditions in the Indenture.

“Subsidiary” means any corporation, partnership or trust of which we or a Subsidiary own, or we together with one or more Subsidiaries own, directly or indirectly, more than 50% of the Voting Stock.

Merger and Sale of Assets

We may consolidate with or merge into any other Person (as defined in the Indenture) or convey, transfer or lease our properties and assets substantially as an entirety to any Person, and another Person may consolidate or merge with us or convey, transfer or lease its properties and assets to us substantially as an entirety if the following conditions are satisfied:

(1)	the entity formed by consolidation or merger or to which such assets or properties are conveyed, transferred or leased, is a corporation, partnership or trust organized and validly existing under the laws of the United States, any State or the District of Columbia and such Person expressly assumes our obligations under the Indenture;

(2)	immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(3)	if our property or assets become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the Indenture, each of ourselves and such entity have taken appropriate steps to secure any of the Debt Securities equally and ratably with the securities secured thereby.

Upon such consolidation, merger or conveyance, transfer or lease, the successor entity shall be substituted for us under the Indenture and, except in the case of such a lease, we will be relieved of all obligations under the Indenture.

Amendment, Supplement and Waiver of the Indenture

We, together with the Trustee, may amend or supplement the Indenture with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such amendment or supplement. Any past default by ourselves and its consequences may be waived with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such default. However, we may not enter into any amendment, supplement or waiver without the consent of the holders of all affected Debt Securities if the amendment, supplement or waiver would:

(1)	cause a change in the stated maturity of principal or any installment of principal or interest on any Debt Security;

(2)	reduce the principal amount payable or the rate of interest thereon or any premium payable upon the redemption of the Debt Security;

(3)	change the stated maturity of any Debt Security (or reduce the amount payable upon a declaration of acceleration);

(4)	change the time for payment of any interest on any Debt Security;

(5)	make any Debt Security payable in a currency other than that stated in the Debt Security; or

(6)	reduce the stated percentage of principal amount of Debt Securities whose holders must consent to such amendment, supplement or waiver.

We, together with the Trustee, may, without the consent of any holder of Debt Securities, amend or supplement the Indenture for purposes including:

(1)	to evidence our succession by another corporation;

(2)	to add covenants or additional Events of Default for the benefit of the holders of all or any series of Debt Securities;

(3)	to cure any ambiguity;

(4)	to correct any provision of the Indenture inconsistent with other provisions or make any other provision which does not adversely materially affect the interests of the holders of Debt Securities; or

(5)	to change or eliminate any provision of the Indenture if such change or elimination is effective only when there are no Debt Securities outstanding issued prior to such change or elimination and entitled to the benefit of such provision.

Events of Default

The Indenture defines an Event of Default as being any one of the following occurrences:

(1)	our failure to pay any installment of interest on the Debt Securities of that series when due and payable, and the continuation of our failure to pay for 30 days;

(2)	our failure to pay all or any part of the principal and premium, if any, on the Debt Securities of that series when due at maturity, when due upon redemption, or when due by declaration or otherwise;

(3)	our failure to deposit any sinking fund payment for that series of Debt Securities when and as due;

(4)	our default in the performance of any other covenant contained in the Indenture (except as to covenants included in the Indenture not for the benefit of that particular series of Debt Securities) continued for 60 days after written notice;

(5)	our default under any mortgage, indenture (including the Indenture) or instrument under which indebtedness for borrowed money is issued or is secured or evidenced, which default constitutes a failure to pay principal of such indebtedness in an amount exceeding $50,000,000 when due and payable (other than as a result of acceleration) or results in indebtedness for borrowed money in the aggregate of $50,000,000 or more becoming or being declared due and payable before the date on which it would otherwise become due and payable, and such acceleration is not rescinded or annulled, or such indebtedness for borrowed money is not discharged within 30 days after written notice to us by the Trustee, or notice to each of ourselves and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series;

(6)	certain events in bankruptcy, insolvency or reorganization; or

(7)	any other events of default provided with respect to the Debt Securities.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debt Securities of each affected series may declare the Debt Securities of that series to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the Debt Securities of each affected series.

The holder of any Debt Security of a series will not have any right to institute any proceeding with respect to the Indenture or remedies thereunder, unless

(1)	the holder previously gives the Trustee written notice of an Event of Default,

(2)	the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series shall have also made such written request to the Trustee and offered the Trustee satisfactory indemnity to institute such proceeding as Trustee, and

(3)	the Trustee for 60 days shall have failed to institute such proceeding.

However, the right of any holder of any Debt Security to institute suit for enforcement of any payment of principal, premium, if any, and interest on such Debt Security on or after the applicable due date, may not be impaired or affected without such holder’s consent.

The holders of a majority in principal amount of outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or for exercising any trust or power conferred on the Trustee with respect to Debt Securities of that series. However, the Trustee may refuse to follow any direction that conflicts with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive reasonable security or indemnity from such Holders against the costs, expenses and liabilities which could be incurred in compliance with any such direction. The Trustee may withhold from holders of Debt Securities notice of any continuing default (except a default in payment of principal, premium, if any, or interest), if it determines that withholding notice is in their interests.

We are required to furnish to the Trustee within 120 days after the end of each fiscal year a statement as to whether any default under the Indenture occurred during the fiscal year.

Defeasance and Covenant Defeasance

We may discharge our obligations under the Indenture with respect to any series of Debt Securities other than:

1. our obligation to register, transfer and exchange certificated Debt Securities;

2. our obligations with respect to mutilated, destroyed, lost or stolen certificated Debt Securities;

3. our obligations to maintain an office or agency in the place designated for payment of the Debt Securities and with respect to the treatment of funds held by paying agents; and

4. certain obligations to the Trustee.

We refer to this as a “defeasance.” We may also be released from the restrictions described under the heading “Certain Covenants of the Company” above and any other restrictions identified in the applicable prospectus supplement with respect to a series of Debt Securities. We refer to this as “covenant defeasance.”

The conditions we must satisfy for defeasance or covenant defeasance include the following:

A.	We must have irrevocably deposited with the Trustee or another satisfactory trustee, trust funds for the payment of the Debt Securities of that series. The trust funds must consist of money or U.S. Government Obligations, as defined below, or a combination thereof, which will be in an amount sufficient without reinvestment to pay at maturity or redemption the entire amount of principal, premium, if any, and interest on the Debt Securities of that series.

B.	No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Debt Securities of that series has occurred and is continuing on the date we make the deposit and, for certain purposes, has occurred during the period ending on the 123rd day after the date of the deposit, or any longer preference periods.

C.	The defeasance or covenant defeasance will not cause the Trustee to have a conflicting interest as referred to in the Indenture.

D.	The defeasance or covenant defeasance will not result in a breach or violation of the Indenture or other material agreements or instruments or cause the Debt Securities of that series, if listed on a national securities exchange, to be delisted.

In the case of defeasance, we are also required to deliver to the Trustee an opinion of counsel stating that we have received a direct ruling from the Internal Revenue Service, or such a ruling has been published, or since the date of the Indenture there has been a change in the applicable Federal income tax law, such that the holders of the outstanding Debt Securities of the series to be defeased will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance. The ruling must provide that the holders of the outstanding Debt Securities to be defeased will be subject to Federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if the defeasance had not occurred.

In the case of a covenant defeasance, we are required to deliver to the Trustee an opinion of counsel to the effect that the holders of the outstanding Debt Securities of the series for which covenant defeasance is proposed will not recognize income, gain or loss for Federal income tax purposes as a result of the covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

“U.S. Government Obligations” is defined in the Indenture as securities that are:

(a)	direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or

(b)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

In either case, the U.S. Governmental Obligations may not be callable or redeemable at the option of the issuer, and shall also include a depositary receipt issued by a bank, as defined in Section 3(a)(2) of the Securities Act of 1933, as amended, as custodian with respect to that

U.S. Government Obligation or a specific payment of principal of or interest on that U.S. Government Obligation held by the custodian for the account of the holder of the depositary receipt.

The Trustee

We may maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the Trustee and its affiliates in the ordinary course of business. Affiliates of the Trustee may participate as underwriters, agents or dealers in offerings of our securities.

Governing Law

The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

Certain U.S. Federal Income Tax Considerations

The following summary describes certain U.S. federal income tax considerations generally of importance to holders of Debt Securities. With respect to a specific series of Debt Securities, the prospectus supplement relating to such series of Debt Securities may contain additional discussion regarding the U.S. federal income tax considerations with respect to that series of Debt Securities that will supplement or supersede this general discussion. This summary only applies to persons that purchase Debt Securities at their issue price as part of the original issuance of the Debt Securities.

This summary discusses only Debt Securities held as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not discuss tax considerations that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as financial institutions, insurance companies, tax-exempt investors, traders in securities that elect to mark to market, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks, or as a position in a straddle, hedge, conversion transaction or other integrated transaction for tax purposes, U.S. expatriates or persons treated as residents of more than one country, persons who acquire or for income tax purposes are deemed to have acquired Debt Securities in an exchange or for property other than cash, holders whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar, persons subject to the alternative minimum tax, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or persons holding Debt Securities through any such entities. The discussion below is based on existing provisions of the Code, judicial decisions and administrative rulings and pronouncements, and existing and proposed Treasury Regulations, all of which are subject to alternative construction or to change possibly with retroactive effect. Prospective investors are urged to consult their tax advisors regarding the U.S. federal tax consequences of acquiring, holding and disposing of the Debt Securities, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

If a partnership or other entity treated as a partnership for U.S. tax purposes holds Debt Securities, the tax consequences to a partner will generally depend upon the status of the partner and the activities of the partnership. A holder of Debt Securities that is a partnership, and partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences to them of the ownership and disposition of the Debt Securities.

U.S. Tax Considerations for U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Debt Security that is:

•	a citizen or resident of the United States,

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof,

•	an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source, or

•	a trust, (i) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has in effect a valid election to be treated as a U.S. person.

Payment of Interest

Interest on the Debt Securities generally will be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or received, depending in part on the U.S. Holder’s regular method of tax accounting.

Disposition or Repayment of a Debt Security

A U.S. Holder of Debt Securities will recognize gain or loss on the taxable sale, redemption, exchange or other disposition of the Debt Securities. This gain or loss will be measured by the difference between the amount realized (except to the extent attributable to accrued interest) and the U.S. Holder’s adjusted tax basis in the Debt Securities. A U.S. Holder’s adjusted tax basis for determining gain or loss on a sale or disposition of Debt Securities generally will be its cost. Gain on the sale, exchange or other disposition of a Debt Security generally will be long-term capital gain or loss, generally taxable to non-corporate U.S. Holders who sell, exchange or otherwise dispose of their Debt Securities in taxable years beginning before January 1, 2009 at a rate of 15 percent, if the Debt Security has been held for more than one year. The deductibility of capital losses, however, is subject to a number of limitations. Prospective purchasers of Debt Securities should consult their own tax advisors concerning the tax consequences of a sale, exchange or other disposition of the Debt Securities.

Backup Withholding and Information Reporting

The amount of any interest paid on the Debt Securities in each calendar year and the amount of tax withheld, if any, with respect to the payments will generally be required to be reported to the Internal Revenue Service (“IRS”). A U.S. Holder may be subject to backup withholding tax (at a rate of 28%) with respect to interest payments and gross proceeds from the sale, exchange or disposition of Debt Securities unless (1) the U.S. Holder is a corporation or comes within certain other exempt categories or (2) prior to payment, the U.S. Holder provides an accurate taxpayer identification number and certifies as required on a duly completed and executed IRS Form W-9 (or permitted substitute or successor form), and otherwise complies with the requirements of the backup withholding rules.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided the required information is furnished to the IRS.

Certain U.S. Tax Considerations for Foreign Holders

Set forth below is a summary of certain U.S. tax consequences for Foreign Holders of Debt Securities. For purposes of this discussion, “Foreign Holder” means a beneficial owner of a Debt Security that is an individual, corporation (including an entity treated as a corporation for U.S. federal income tax purposes), trust or estate that is not a U.S. Holder.

Income and Withholding Tax

Subject to the discussion of backup withholding below:

•	Payments of principal of and interest on a Debt Security to a Foreign Holder will not be subject to U.S. federal income tax or withholding tax if, in the case of interest:

(1)	the payments are not effectively connected with the conduct of a U.S. trade or business,

(2)	the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

(3)	the Foreign Holder is not (a) a controlled foreign corporation related to us through stock ownership, (b) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, or (c) a foreign tax-exempt organization or a foreign private foundation for U.S. federal income tax purposes,

(4)	the interest is not contingent on our profits, revenues, or changes in the value of our property or otherwise described in Section 81(h)(4) of the Code (“Contingent Interest”), and

(5)	either (a) prior to payment, a statement (generally made on a properly completed and duly executed IRS Form W-8BEN) is received certifying that the beneficial owner of the Debt Security is not a U.S. person and certain other requirements are met or (b) the Foreign Holder holds the Debt Security through a foreign intermediary or partnership and the certification requirements of applicable Treasury Regulations are satisfied;

•	A Foreign Holder of a Debt Security will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a Debt Security unless in general:

(1)	the gain is effectively connected with the conduct of a U.S. trade or business of the Foreign Holder, or

(2)	the Foreign Holder is an individual who is present in the United States for 183 days or more during the taxable year and either (a) the individual’s “tax home” for U.S. federal income tax purposes is in the United States, or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by the individual; and

•	A Debt Security beneficially owned by an individual who at the time of death was not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) will not be included in the decedent’s gross estate for U.S. federal estate tax purposes as a result of such individual’s death, unless the individual:

(1)	actually or constructively owned 10% or more of the total combined voting power of all classes of our stock entitled to vote, or

(2)	held the Debt Security in connection with a U.S. trade or business, or

(3)	the Debt Security provided for the payment of Contingent Interest.

A Foreign Holder that does not qualify for exemption from withholding under the rules summarized above generally will be subject to U.S. withholding at a rate of 30% (or lower treaty rate under an applicable income tax treaty) on payments of interest on the Debt Securities.

If a Foreign Holder is engaged in a trade or business in the United States, and if interest on its Debt Securities (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the Foreign Holder, although exempt from the withholding tax discussed above (provided the Foreign Holder timely provides a properly completed and duly executed IRS Form W-8ECI or successor form), will generally be subject to regular U.S. federal income tax on such effectively connected income in the same manner as if it were a U.S. person unless such Foreign Holder properly claims the benefits of the income tax treaty, if any, between the United States and its country of residence (generally by providing a properly completed and duly executed IRS Form W-8BEN) and such interest or gain is not attributable to a permanent establishment or fixed base of such Foreign Holder in the United States. In addition, if a Foreign Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

The foregoing does not deal with all aspects of U.S. federal income and withholding tax that may be relevant to Foreign Holders, including Foreign Holders that hold Debt Securities through a partnership, qualified intermediary or other “pass-through” entity. Foreign Holders are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Debt Securities.

Backup Withholding and Information Reporting

The amount of any interest paid on the Debt Securities in each calendar year and the amounts of tax withheld, if any, with respect to the payments will generally be required to be reported to the IRS. Foreign Holders who have provided the form and certifications mentioned above or who have otherwise established an exemption will generally not be subject to backup withholding tax if neither we nor our agent has actual knowledge or reason to know that any information in those forms and certifications is unreliable or that the conditions of the exemption are in fact not satisfied.

Payments of the proceeds from the sale of a Debt Security held by a Foreign Holder to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to those payments if the broker is one of the following:

•	a U.S. person,

•	a controlled foreign corporation for U.S. federal income tax purposes,

•	a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or

•	a foreign partnership with specified connections to the United States.

Information reporting and backup withholding may apply to payment of the proceeds from a sale of a Debt Security held by a Foreign Holder to or through the U.S. office of a broker unless the holder establishes an exemption from one or both.

Foreign Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder’s U.S. federal income tax, provided the necessary information is furnished to the IRS.

Plan of Distribution

We may sell the Debt Securities either: (1) through underwriters or dealers; (2) directly to one or more purchasers; or (3) through agents.

If underwriters or dealers are used in the sale, the underwriters or dealers will acquire the Debt Securities for their own account and may later resell the Debt Securities. Resale transactions for the Debt Securities may include negotiated transactions, the resale at a fixed public offering price or resale at varying prices determined at the time of sale. The Debt Securities may be offered to the public through underwriting syndicates which may be represented by managing underwriters. Such underwriting firms may purchase and sell the Debt Securities in the secondary market, but they are not obligated to do so. There are no assurances that there will be a secondary market for the Debt Securities. The obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Debt Securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may also sell the Debt Securities directly or through agents designated by us. We will name any agent involved in the offer or sale of the Debt Securities and state any commissions paid by us to that agent in the prospectus supplement. We will set forth in the prospectus supplement the net proceeds we will receive from the sale of the Debt Securities. Unless indicated in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment. Any agent will also be deemed to be an underwriter as that term is defined in the Securities Act.

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Debt Securities at the public offering price provided in the prospectus supplement and provide for payment and delivery on a future date specified in the prospectus supplement. Contracts for those delayed purchases will be subject only to the conditions contained in the prospectus supplement and the prospectus supplement will set forth the commission to be paid for solicitation of those contracts.

We may indemnify any underwriters, dealers and agents who participate in the distribution of the Debt Securities against certain civil liabilities, including liabilities under the Securities Act. We also may agree to make contributions with respect to payments which the agents or underwriters may be required to make. Those underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

AIG Financial Securities Corp., one of our affiliates, or other affiliates of ours, may act as an underwriter, dealer or agent in a sale of the Debt Securities. Any sale involving AIG Financial Securities Corp. or any of our other affiliates will be made pursuant to the provisions of Rule 2720 of the National Association of Securities Dealers, Inc. (the “NASD”).

None of AIG Financial Securities Corp., our other affiliates, or any other NASD member participating in an offering of these securities in which AIG Financial Securities Corp. or any of our other affiliates is acting as an underwriter, dealer or agent will confirm initial sales to any discretionary accounts over which it has authority without the prior specific written approval of the customer.

Our affiliates, including AIG Financial Securities Corp., may use this prospectus in the initial sale of these securities or in a secondary market transaction in these or similar securities after their initial sale. In secondary market transactions, our affiliates may resell the securities they acquire from other holders, after the original offering and sale of the securities. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, our affiliates may act as principal or agent and may receive compensation in the form of discounts and commissions from both the purchaser and seller.

The aggregate initial offering price specified on the cover of this prospectus relates to the initial offering of securities not yet issued as of the date of this prospectus. This amount does not include the securities to be sold in market-making transactions. The latter includes securities to be issued after the date of this prospectus, as well as securities previously issued.

We will not receive any proceeds from secondary market transactions and we do not expect that any of our affiliates that engage in these transactions will pay any proceeds from secondary market transactions to us. Information about trade and settlement dates, as well as the purchase price, for secondary market transactions will be provided to the purchaser in a separate confirmation of sale. You may assume that the prospectus is being used in a secondary market transaction unless we or our agent or one of our affiliates informs you otherwise.

The maximum commission or discount to be received by an NASD member or independent broker-dealer will not be greater than 8% of the aggregate principal amount of the Debt Securities being offered, for the sale of any Debt Securities pursuant to this prospectus and any accompanying prospectus supplement.

Experts

The consolidated financial statements and financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2005 have been so incorporated in reliance on the reports (the audit report on the consolidated financial statements contains an explanatory paragraph relating to the restatement of the consolidated financial statements of International Lease Finance Corporation as described in Note B to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Legal Matters

The validity of the issuance of the Debt Securities we are offering will be passed upon for us by O’Melveny & Myers LLP, Los Angeles, California. Morgan, Lewis & Bockius LLP, Los Angeles, California will pass upon certain legal matters for the underwriters or agents.